Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

among

INVITAE CORPORATION,

BUENO MERGER SUB, INC.,

GOOD START GENETICS, INC.,

THE NOTEHOLDERS

THE MANAGEMENT CARVEOUT PLAN PARTICIPANTS

and

ORBIMED PRIVATE INVESTMENTS III, LP,

as Holders’ Representative

July 31, 2017

i

ii

EXHIBITS

Exhibit A – Form Note Termination Agreement

Exhibit B – Form Management Carveout Plan Participant Agreement

Exhibit C – Accounting Methodology

Exhibit D – Form Certificate of Merger

Exhibit E – Form Exchange Agent Agreement

Exhibit F – Form Letter of Transmittal

Exhibit G – Form of Support Agreement

Exhibits H-1 and H-2 – Employment/Consulting Agreements

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of July 31, 2017 (the “Signing Date”), by and among INVITAE CORPORATION, a Delaware corporation (“Parent”), BUENO MERGER SUB, INC., a Delaware corporation (“Merger Sub”), GOOD START GENETICS, INC., a Delaware corporation (the “Company”), the Noteholders, the Management Carveout Plan Participants and OrbiMed Private Investments III, LP, as representative of the Holders and Management Carveout Plan Participants (as more thoroughly defined in Section 8.5, “Holders’ Representative”). Each of Parent, Merger Sub, the Company, the Noteholders, the Management Carveout Plan Participants and Holders’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in Article 1 or elsewhere in this Agreement as identified in Article 1.

RECITALS

WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, Merger Sub shall cease to exist and the Company shall become a Subsidiary of Parent;

WHEREAS, the board of directors of the Company has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and recommended the adoption of this Agreement and the transactions contemplated by this Agreement to its stockholders, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective board of directors of Parent and Merger Sub have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228(a) of the DGCL, consent of its shareholders approving this Agreement, the Merger and the transactions contemplated hereby (including the Preferred Stock Conversion); provided, however, that concurrently with the execution of this Agreement, Support Agreements in the form of Exhibit G (the “Support Agreements”) are being executed and delivered to Parent by stockholders owning (i) at least 95% of the Company Common Stock (after giving effect to the Preferred Stock Conversion), (ii) all of the outstanding Series A Preferred Stock before the Preferred Stock Conversion and (iii) all of the outstanding Series B Preferred Stock before the Preferred Stock Conversion;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Noteholders is executing and delivering a note termination agreement in the form of Exhibit A attached hereto (each a “Note Termination Agreement” and collectively the “Note Termination Agreements”), pursuant to which, (a) effective as of the Closing, the Company Promissory Notes will be terminated, null and void in consideration of a portion of the Closing Date Merger Consideration (subject to certain adjustments as well as holdbacks and offsets as determined pursuant to this Agreement), (b) each Noteholder shall release Parent and the Company from any existing claims or obligations, including those arising from the Company Promissory Notes, the Merger or any of the other transactions contemplated hereby, and (c) each such Noteholder shall appoint the Holders’ Representative as provided in Section 8.5, and become subject to the indemnification and other obligations described therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Management Carveout Plan Participants is executing and delivering a management carveout plan participant agreement in the form of Exhibit B attached hereto (each a “Management Carveout Plan Participant” and collectively the “Management Carveout Plan Participant Agreements”), pursuant to which, (a) each Management Carveout Plan Participant shall release Parent and the Company from any existing claims or obligations, including those arising from the Merger or any of the other transactions contemplated hereby, and (b) each such Management Carveout Plan Participant shall appoint the Holders’ Representative as provided in Section 8.5, and become subject to the indemnification and other obligations described therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I: DEFINITIONS

Section 1.1 Defined Terms.

The following terms shall have the following meanings in this Agreement:

“Accounting Methodology” means the accounting methods, practices and procedures used to prepare the Audited Financial Statements which are consistent with the sample calculation and methodology set forth in Exhibit C.

“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation) and any written notice of violation, notice of potential responsibility or any notice alleging liability.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Per Share Consideration” means the product of (i) the Per Share Amount and (ii) the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 2.7.2 and Dissenting Shares, and after giving effect to the Preferred Stock Conversion).

“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Boston, Massachusetts are authorized or required by Law or order to remain closed.

“Cardholder Data” means any combination of credit card primary account number, cardholder name, expiration date and card validation value (or code).

“CERCLA” is defined within the definition of “Environmental Laws” below.

“Certificate” means a certificate representing shares of the Company Capital Stock.

“Change of Control Payment” means (a) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Plan or any other Contract (including, for the avoidance of doubt, any amounts payable, or that may become payable, under the Severance Plan) and (b) without duplication of any other amounts included within the definition of Company Transaction and Bonus Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of each of (a) and (b) as a result of or in connection with the execution and delivery of the Agreement or any other Transaction Agreement, the consummation of the Transactions (including the Merger), or, with respect to amounts payable or that may become payable under the Severance Plan, upon termination of the applicable Employee. Notwithstanding the foregoing, Change of Control Payment specifically excludes (i) the Management Carveout Plan Consideration and (ii) amounts that may become payable under the Severance Plan to those non-executive Employees identified on Schedule 1.

“Charter Documents” means, with respect to any entity, the articles of incorporation and bylaws or similar organizational documents of such entity.

“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the Merger), determined in accordance with the Accounting Methodology, excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (ii) restricted balances, (iii) amounts held in escrow, (iv) amounts held in banks outside of the United States in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (v) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (vi) cash received with respect to unperformed work or installations and reflected as deferred revenues on the Closing Balance Sheet.

“Closing Date Merger Consideration” means an amount equal to the Purchase Price minus (a) the estimated Company Debt (excluding, for this purpose, the Company Promissory Notes and the Management Carveout Plan but including, for the avoidance of doubt, the Senior Debt), minus (b) the Aggregate Per Share Consideration, minus (c) the estimated Company Transaction and Bonus Expenses, minus (d) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital, in each case, as determined in accordance with the Accounting Methodology and as of immediately prior to the Closing.

“Closing Net Working Capital” means, with respect to the Company, as of the Closing, an amount equal to (i) the current assets of the Company (including Closing Cash) reduced by (ii) the liabilities of the Company other than Company Debt, in each case as determined in accordance with the Accounting Methodology.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collection and Use” (and its variants) means the collection, use interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing and/or use of Personal Data.

“Company Capital Stock” means the outstanding shares of the Company Common Stock and the outstanding shares of Company Preferred Stock.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Promissory Notes” means the Company’s convertible promissory notes and promissory notes, in the aggregate principal amount of $19,325,000, issued pursuant to those certain note purchase agreements dated as of April 4, 2016, July 29, 2016, December 30, 2016 and June 9, 2017.

“Company Debt” means, as at any time with respect to the Company, without duplication, all Liabilities, including all obligations with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (a) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by the Company and for the avoidance of doubt, whether or not contingent), (d) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (e) all liabilities under capitalized leases (f) all obligations, contingent or otherwise, in respect of letters of credit and banker’s acceptance or similar credit transactions, (g) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contact is terminated at Closing and (h) guarantees of the types of obligations described in sub clauses (a) though (g) above. Without limiting the foregoing, Company Debt specifically includes the Company Promissory Notes, the Senior Debt and the Management Carveout Plan.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the business of the Company as currently conducted or as proposed to be conducted, including all Intellectual Property Rights in and to Company Technology.

“Company Material Adverse Effect” means, with respect to the Company, any fact, condition, event, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, is, or could reasonably be expected to become, materially adverse to (a) the business, assets, operations, results of operations or condition (financial or otherwise) of the Company, or (b) the Company’s ability to, in a timely manner, perform its obligations under the Transaction Agreements to which it is a party, or to consummate the Transactions (including the Merger) under such Transaction Agreements; provided, however, that any determination of whether there has been a Material Adverse Effect pursuant to clause (b) above shall not include any effect, change, event, occurrence or state of facts: (i) that generally affects the industry in which the Company operates so long as the Company is not disproportionately affected thereby relative to other participants in such industry, (ii) that results from general economic or political conditions in any country where the Company’s business is conducted so long as the Company is not disproportionately affected relative to the other companies therein, (iii) arising out of or attributable to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) arising out of or attributable to any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (vi) any natural or man-made disaster or acts of God, (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), or (viii) that results from the taking or announcement of any action specifically contemplated or required to be taken by this Agreement.

“Company Option” means an outstanding option granted pursuant to, or outside of, any Company Option Plan and any other option or other right (including any commitment to grant options or other rights) to purchase or otherwise acquire Company Capital Stock, whether or not vested or exercisable.

“Company Option Plan” means the Company’s Amended and Restated 2008 Stock Incentive Plan.

“Company Plans” means (a) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (b) individual employment, consulting, change in control, severance or other agreements or arrangements and (c) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has or may have any obligation or liability, contingent or otherwise.

“Company Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Company Technology” means any and all Technology that is owned by the Company or used in connection with, or necessary to the conduct of, the business of the Company as currently conducted or as proposed to be conducted, including Proprietary Software.

“Company Transaction and Bonus Expenses” means an amount equal to (i) the aggregate fees and expenses payable or reimbursable by the Company to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions including the Merger, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and others advisors engaged by the Company in connection with the Merger and (ii) all Change of Control Payments. For the avoidance of doubt, Company Transaction and Bonus Expenses specifically excludes the Management Carveout Plan Consideration.

“Company Warrants” means all warrants to acquire shares of the Company Capital Stock, including the warrants issued to the Warrantholder to purchase up to 132,770 shares of Series A Preferred Stock and up to 233,333 shares of Series B Preferred Stock, whether or not vested or exercisable.

“Company Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of May 16, 2012, by and among the Company, the holders of the Company Preferred Stock and certain holders of the Company Common Stock identified therein, as amended by the First Amended and Restated Voting Agreement, dated as of May 29, 2016.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, effective as of June 17, 2016, between Parent and the Company as it may be amended from time to time.

“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument (in each case, as applicable, whether written or oral) that is legally binding.

“Dissenting Shares” means shares of Company Capital Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under the DGCL.

“DOL” means the United States Department of Labor.

“DR Plans” means the Company’s disaster recovery and business continuity plans.

“Effective Date” means the date on which the Effective Time occurs.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“European Economic Area” means the member countries of the European Union, Norway, Iceland and Lichtenstein.

“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“Final Merger Consideration” means an amount equal to the Purchase Price minus (a) the Company Debt (excluding, for this purpose, the Company Promissory Notes and the Management Carveout Plan but including, for the avoidance of doubt, the Senior Debt), minus (b) the Aggregate Per Share Consideration, minus (c) the Company Transaction and Bonus Expenses, minus (d) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital, in each case, as determined in accordance with the Accounting Methodology and as of immediately prior to the Closing.

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Shares of Company Capital Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock (on an as converted to Company Common Stock basis, including giving effect to the Preferred Stock Conversion) that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.7.2).

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states or governments, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended and the rules and regulations promulgated thereunder or (g) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including, without limitation, (i) the Stark Law, (ii) the Anti-Kickback Statute, (iii) the False Claims Act, (iv) the Occupational Safety and Health Act, and all regulations, agency guidance or similar legal requirement promulgated thereunder that apply to Seller or its business, (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (vi) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations, agency guidance or similar legal requirement promulgated thereunder, (vii) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a , and all regulations, agency guidance or similar legal requirements promulgated thereunder, (viii) applicable Laws of the United States Drug Enforcement Administration, (ix) the Medicare Act, 42 U.S.C. § 1395 et seq., and all regulations, agency guidance, or similar legal requirement promulgated thereunder (x) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (xi) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (xii) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.

“HIPAA” means, collectively, Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), implementing regulations promulgated thereunder and related guidance issued from time to time.

“Hold-Back Amount” means $4,000,000.

“Holder” means any Stockholder and Noteholder.

“Holder Indemnified Persons” means the Holders, the Management Carveout Plan Participants, and their respective Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.

“Holders’ Representative Expenses” means the loss, liability or expense of any nature incurred by Holders’ Representative arising out of or in connection with the administration of its duties as Holders’ Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense is caused by such Holders’ Representative’s willful misconduct or gross negligence.

“Indemnified Person” means a Parent Indemnified Person or a Holder Indemnified Person, as applicable.

“Indemnifying Party” means Parent, or the Noteholders and the Management Carveout Plan Participants (including, where applicable, the Holders’ Representative on behalf of the Noteholders and the Management Carveout Plan Participants), as applicable.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data (including any Laws of jurisdictions where the Personal Data was collected), and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the European Union Directive 95/46/EC, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, and state consumer protection Laws.

“Information Statement” shall mean an information statement prepared by the Company and relating to the vote by the Stockholders on the adoption of this Agreement and the transactions contemplated by this Agreement.

“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.

“Initial Hold-Back Shares” means the number of shares of Parent’s Common Stock equal to the Hold-Back Amount divided by the Trailing Average Share Price, calculated as of the Signing Date.

“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including (a) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Jeffrey Luber, Marc Jones, Gregory Porreca, Jim Frontero, Nicole Faulkner and Mark Umbarger, and, in each case, the knowledge such individuals would reasonably be expected to have after due inquiry with respect to the subject matter so qualified with Knowledge.

“Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, agency guidance or similar legal requirement or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law and includes, without limitation, Health Care Laws.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, encumbrance, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.

“Loss” means, with respect to any Person, any Action, cost, damage, expense, Liability, loss, injury, deficiency, Tax, settlement, including interest, penalties, fees, fines, reasonable legal, accounting and other professional fees and reasonable expenses incurred in the investigation, collection, prosecution, determination and defense of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person.

“Management Carveout Plan” means the Company’s Management Carveout Plan adopted by the Company’s Board of Directors on July 27, 2017.

“Management Carveout Plan Consideration” means, with respect to each Management Carveout Plan Participant, any amount payable to such Management Carveout Plan Participant resulting from the consummation of the transactions contemplated by this Agreement pursuant to the Management Carveout Plan.

“Management Carveout Plan Participant” means each Person with the right to receive any Management Carveout Plan Consideration pursuant to the Management Carveout Plan.

“Net Working Capital Threshold” means $0.00.

“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.

“Noteholder” means any holder of the Company Promissory Notes.

“Optionholder” means a holder of one or more Company Options.

“Order” means any Law, order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice in nature and amount.

“Parent Indemnified Persons” means the Surviving Corporation, Parent, Merger Sub and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.

“Parent’s Common Stock” means shares of Parent’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.

“Payment Programs” means Medicare, TRICARE, Medicaid, Blue Cross/Blue Shield plans, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs.

“PCI-DSS” means the Payment Card Industry Data Security Standards, as amended from time to time.

“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.

“Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been specifically established on the books and records of the Company to the extent required in accordance with GAAP; and (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant (iii) building, zoning, entitlement and other land use regulations imposed by any Governmental Authority with jurisdiction over the Owned Real Property which are not violated by the current use or occupancy of such Real Property, and (iv) easements, conditions, covenants and restrictions that are of record with respect to the Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business or that do not and shall not adversely affect the value, or impair the use or current occupancy of the Real Property.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.

“Personal Data” means, as applicable, (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including, without limitation, personal healthcare information. Personal Data includes (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to Company, and including information relating to services provided by or to third parties).

“Personal Data Obligations” means the Company’s privacy policies (or applicable terms of use) as published on any Company websites or mobile applications or any other privacy policies (or applicable terms of use), Contracts, documents or promises or representations agreed to with employees, consumers or customers, or other Persons, the PCI-DSS, and any applicable Laws, or applicable industry standards, regarding Collection and Use of Personal Data, including but not limited to Laws regarding the use of Personal Data for marketing communications such as the CAN SPAM Act of 2003.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Effective Date and (b) with respect to a Straddle Period, any portion thereof ending on and including the Effective Date.

“Pre-Closing Taxes” means all Taxes (other than Transfer Taxes) of, or imposed on, the Company with respect to any Pre-Closing Tax Period.

“Premises” means any building, plant, improvement or structure located on the Real Property.

“Products” means any product that the Company currently sells or has sold at any time in the past and includes, without limitation, the Company’s genetic testing products known as GeneVu and EmbryVu.

“Proprietary Software” means any Software that is owned by Company and is related to the Company’s business.

“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), or (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived from in any manner (in whole or in part), links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.

“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.

“Purchase Price” means an amount equal to Forty Million Dollars ($40,000,000).

“Reference Date” means January 1, 2014.

“Related Party” means (a) any current or former director (or nominee), or officer of the Company, (b) any five percent or greater Stockholder of the Company on a fully-diluted basis and (c) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Remaining Hold-Back Shares” means (as adjusted for any stock splits, combinations or the like) the Initial Hold-Back Shares minus (i) to the extent the Post Closing Adjustment is negative, the number of shares of Parent’s Common Stock equal to the absolute value of the Post Closing Adjustment divided by the Trailing Average Share Price, calculated as the date of final determination of the Post-Closing Adjustment, minus (ii) for each and every instance where Parent has exercised the Offset Right, the number of shares of Parent’s Common Stock equal to the applicable Stated Damages divided by the Trailing Average Share Price, calculated as the applicable date of perfection, agreement or settlement as set forth in Sections 8.3.3, 8.3.4 or 8.3.5.

“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“Senior Debt” means the Company’s Indebtedness evidenced by that certain Term Loan Agreement, dated as of April 25, 2013, by and between the Company and entities affiliated with Capital Royalty Partners, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means The Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Service” means any service that the Company currently sells or has sold at any time in the past and includes, without limitation, the Company’s genetic counseling services.

“Severance Plan” means the Company’s Executive Severance Pay Plan, effective April 4, 2012 through December 31, 2017 (as amended or succeeded by any other plan or arrangement prior to the Closing).

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form and all software programs and software systems that are work-in-progress on the Closing Date.

“Source Code Materials” as it pertains to source code of any Software means: (a) the software, tools and materials utilized for the operation, development and maintenance of the Software; (b) documentation describing the names, vendors and version numbers of (i) the development tools used to maintain or develop the Software; and (ii) any third-party software or other applications that form part of the Software and are therefore required in order to compile, assemble, translate, bind and load the Software into executable releases; (c) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (d) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.

“Stockholders” means the holders of Company Capital Stock.

“Subsidiary” means, with respect to a Party, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“Stark Law” means the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder.

“Tax” or “Taxes” means (a) any or all federal, state, local or foreign taxes or other assessments in the nature of taxes imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (b) any or all interest, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (a).

“Tax Returns” means with respect to Taxes any return, report, claim for refund, estimate, information return or statement, declaration of estimated tax or other similar document relating to or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar contract or arrangement.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.

“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter under this Agreement.

“Trailing Average Share Price” means the average closing price for shares of Parent’s Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Parent’s Common Stock are traded) for the immediately preceding period of thirty (30) trading days, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Parent’s Common Stock during such thirty (30) trading day period.

“Transactions” means any transaction contemplated by this Agreement, including (a) the Merger and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Transaction Agreements other than this Agreement and (c) the payment of fees and expenses relating to such transactions by the Company, the Holders and the Management Carveout Plan Participants.

“Transaction Agreements” means this Agreement, the Note Termination Agreements, the Management Carveout Plan Participant Agreements and the Exchange Agent Agreement.

“Upfront Noteholder Consideration Amount” means the sum of (i) the Closing Date Merger Consideration less (ii) the Hold-Back Amount.

“Warrantholder” means Lighthouse Capital Partners VI, L.P.

Terms Defined Elsewhere in this Agreement.

For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“Agreement”	Preamble
“Allocation Schedule”	2.8
“Assets”	3.13
“Audited Financial Statements”	3.5.1(a)
“Balance Sheet Date”	3.5.1(a)
“Broker Fees”	3.22
“Cap”	8.2.3(a)
“Certificate of Merger”	2.3
“Closing”	2.2
“Closing Date”	2.2
“Company”	Preamble
“Company Charter Documents”	3.1.4
“Company Fundamental Representations”	8.1
“Company Registrations”	3.15.3
“Competing Transaction”	5.12
“Confidential Information”	5.6
“Conflict”	3.2.4
“Consultant”	3.1.2
“Current Consultant”	3.1.2
“Current Employee”	3.1.2
“D&O Tail Insurance”	5.10
“DGCL”	Recitals
“Effective Time”	2.3
“Employees”	3.1.2
“Employment/Consulting Agreements”	5.9
“ERISA Affiliate”	3.10.3
“Estimated Balance Sheet”	2.8.2
“Exchange Agent”	2.12.1
“Exchange Agent Agreement”	2.12.1
“Final Calculation”	2.14.1
“Financial Statements”	3.5.1(a)
“Fundamental Representations”	8.1
“Hold-Back Payment Date”	2.15
“Holders’ Representative”	Preamble
“Inbound IP Contracts”	3.15.4
“Initial Resolution Period”	2.14.1
“Interim Balance Sheet”	3.5.1
“Interim Balance Sheet Date”	3.5.1
“IP Contracts”	3.15.4
“Leased Property”	3.14.1
“Letter of Transmittal”	2.12.2
“Limitation”	8.2.3(c)
“Management Carveout Plan Participant Agreement”	Recitals
“Material Contract”	3.12.3

Term	Section
“Merger”	Recitals
“Merger Sub”	Preamble
“MIPS”	5.14
“MIPS Sale”	5.14
“Multiemployer Plan”	3.10.3
“Non-Offset Notice”	8.4.2
“Note Termination Agreement”	Recitals
“Noteholder and Carveout Plan Allocation Schedule”	2.8.3
“Noteholder MIPS Proceeds”	5.14
“Objection Notice”	2.14.1
“Objection Period”	2.14.1
“Offset Certificate”	8.3.3
“Offset Right”	8.3.2
“Outbound IP Contracts”	3.15.4
“Outside Date”	7.1.2
“Owned Real Property”	3.14.1
“Parent”	Preamble
“Parent Fundamental Representations”	8.1
“Parent Material Adverse Effect”	4.2.2
“Parent Plan”	5.11.1
“Parties”	Preamble
“Payoff Amount”	2.9(a)
“Per Share Amount”	2.7.3
“Post-Closing Adjustment”	2.14.3(a)
“Preferred Stock Conversion”	2.7.3
“Real Property”	3.14.1
“Real Property Leases”	3.14.1
“Related Party Transaction”	3.17
“Required Consents”	5.3.3
“Requisite Stockholder Approval”	3.2.2
“Reviewing Party”	2.14.2
“Security Program”	3.15.7(h)
“Settlement”	8.4.1(d)
“Shrink Wrap Licenses”	3.15.1
“Stated Damages”	8.3.3
“Straddle Periods”	5.8.2(a)
“Survival Date”	8.1
“Surviving Corporation”	2.1
“Tax Claim”	5.8.3
“Third Party Claim” “Third Party Indemnification Claim Notice” “Threshold” “Title IV Plan”	8.3.3(a) 8.3.3(a) 8.2.3(a) 3.10.3
“Top Customer, Payor or Supplier”	3.18

ARTICLE II: THE MERGER AND EFFECT OF THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and a wholly owned Subsidiary of Parent. The Company after the Merger is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (Boston time) on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, unless another time, date or place is agreed to in writing by the Parties (the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached hereto as Exhibit D, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (a) all the rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, (b) all of the property, real and personal, including causes of action and every other asset of Merger Sub and the Company, shall vest in the Surviving Corporation without further act or deed and (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Charter Documents of Surviving Corporation.

2.5.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

2.5.2 Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated so as to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time and shall be the bylaws of the Surviving Corporation until thereafter amended as provided in its Charter Documents and applicable Law.

Section 2.6 Management of the Surviving Corporation.

2.6.1 Board of Directors. Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Corporation.

2.6.2 Officers. Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Corporation.

Section 2.7 Effect of the Merger on Capital Stock; Company Options; Company Warrants; and Company Promissory Notes. At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of the Company Capital Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, Merger Sub or any other Person, the following shall occur:

2.7.1 Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and collectively shall constitute the only outstanding shares of capital stock of the Surviving Corporation and each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of common stock of the Surviving Corporation.

2.7.2 Cancellation of Securities Held by the Company. Any shares of Company Capital Stock that are owned by the Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.7.3 Conversion of Company Capital Stock. Each issued share of Company Preferred Stock outstanding prior to the Effective Time (other than shares to be canceled in accordance with Section 2.7.2) shall be converted into shares of Company Common Stock in accordance with the Company’s certificate of incorporation (the “Preferred Stock Conversion”) and Section 5.2 below, and each issued share of Company Capital Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.7.2 or Dissenting Shares but otherwise including the shares of Company Common Stock resulting from the Preferred Stock Conversion) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive $0.0001 per share (the “Per Share Amount”), less any applicable withholding taxes.

2.7.4 Treatment of Company Options and Company Warrants.

(a) Company Options. Prior to the Closing Date, the Company will send to Optionholders a notice specifying the number of shares of Company Common Stock into which the Company Options are exercisable and informing the Optionholders of the Transactions. Optionholders who exercise Company Options prior to the Closing Date will be treated as Stockholders with respect to any outstanding shares of Company Common Stock issued in respect of such exercised Options. Prior to the Effective Time, the Company will cause any unexercised Company Options to be terminated, with no further force or effect.

(b) Company Warrants. Prior to the Closing Date, the Company will send to the Warrantholder a notice specifying the number Series A Preferred Stock and number of Series B Preferred Stock into which the Company Warrants are exercisable and informing the Warrantholder of the Transactions. If the Warrantholder exercises any of the Company Warrants, it will be treated as a Stockholder with respect to any outstanding shares of Company Capital Stock issued in respect of such exercised Company Warrants. Prior to the Effective Time, the Company will cause any unexercised Company Warrants to be terminated, with no further force or effect.

2.7.5 Promissory Notes. Pursuant to the Note Termination Agreements, each Company Promissory Note will be terminated effective as of the Closing in consideration of the share issuances contemplated by Section 2.10 and the nontransferable contingent right to receive a pro rata portion of (i) any Post-Closing Adjustment shares issuable with respect to such Company Promissory Note in accordance with Section 2.14, (ii) any Remaining Hold-Back Shares issuable with respect to such Company Promissory Note in accordance with Section 2.15, and (iii) any Noteholder MIPS Proceeds resulting from a MIPS Sale consummated in accordance with Section 5.14 payable with respect to such Company Promissory Note. For the avoidance of doubt, the maximum aggregate amount potentially payable to all Noteholders and all Management Carveout Plan Participants combined is the aggregate of the Upfront Noteholder Consideration Amount, the Remaining Hold-Back Shares and the Noteholder MIPS Proceeds (such that, for example, the participation of the Management Carveout Plan Participants directly reduces the amounts that could otherwise be available for payment to the Noteholders).

2.7.6 Rights Cease to Exist. As of the Effective Time, all shares of Company Capital Stock, and all options, warrants and other securities convertible, exercisable or exchangeable for, or otherwise granting the right to acquire, Company Capital Stock, shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the rights set forth in this Section 2.7.

Section 2.8 Delivery of Calculations. Not less than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (for Parent’s review and approval) in writing:

2.8.1 the Company’s calculation of the Closing Date Merger Consideration and the Fully Diluted Shares of Company Capital Stock, setting forth, in reasonable detail, an estimation of each component thereof;

2.8.2 the Company’s estimated balance sheet as of immediately prior to the Closing (the “Estimated Balance Sheet”);

2.8.3 the name, address and tax identification number of each Noteholder and Management Carveout Plan Participant, the percentage of the Upfront Noteholder Consideration Amount payable to each Noteholder, and the percentage of the Management Carveout Plan Consideration payable to each Management Carveout Plan Participant (the “Noteholders and Carveout Plan Allocation Schedule”);

2.8.4 the name, address and tax identification number of the holders of Company Capital Stock and the number of shares of Company Capital Stock (both by class or series and on an as converted to Company Common Stock basis) held by such Persons;

2.8.5 the Company’s calculation of the amount of Taxes (if any) required to be withheld from any payments to Holders or Management Carveout Plan Participants under this Agreement; and

2.8.6 a certificate of a duly authorized officer of the Company certifying the foregoing.

The calculations listed in the foregoing Section 2.8.1 through 2.8.6 shall be set forth on a spreadsheet referred to herein as the “Allocation Schedule”. The Parties agree that Parent, Merger Sub and the Surviving Corporation will have the right to rely on the Allocation Schedule as setting forth true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub and the Company to the Noteholders and Management Carveout Plan Participants. Parent, Merger Sub and the Surviving Corporation will not have any liability with respect to the allocation of the Upfront Noteholder Consideration Amount or Management Carveout Plan Consideration, the Aggregate Per Share Consideration or any Post-Closing Adjustment or Hold-Back Amount made to Noteholders or Management Carveout Plan Participants in accordance with the Allocation Schedule. Notwithstanding anything in this Agreement to the contrary, the Estimated Balance Sheet and the Company’s estimation of the Net Working Capital shall be consistent with the Accounting Methodology and shall reflect all vacation, sick leave, severance and/or other remuneration required by Law, Contract or policy of the Company to be paid to Employees for periods on or prior to the Closing Date.

Section 2.9 Payments At Closing. At the Closing, Parent shall make, or cause to be made, the following payments, by wire transfer of immediately available funds:

(a) to the holders of any Senior Debt, the aggregate amount of the Senior Debt outstanding as of the Closing (the principal amounts of which are set forth on Schedule 3.5.9) pursuant to payoff letters from such holder (A) indicating the amount required to discharge such Senior Debt in full and terminate all lines of credit thereunder at the Closing (the “Payoff Amount”) and (B) agreeing to release applicable Liens upon receipt of the applicable Payoff Amount;

(b) to the payees thereof, the Company Transaction and Bonus Expenses due as of the Closing, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent, except that Parent shall cause Change of Control Payments to Employees to be paid through the Surviving Corporation’s payroll system; and

(c) to the Exchange Agent, the Aggregate Per Share Consideration for distribution to the Stockholders pursuant to Section 2.7.3 and Section 2.12.

Section 2.10 Issuances of Shares After Closing. Within ten (10) Business Days after the Closing Date, Parent shall deliver certificates or book entries reflecting an amount of shares of Parent’s Common Stock equal to the quotient of (x) the Upfront Noteholder Consideration Amount divided by (y) the Trailing Average Share Price calculated as of the Signing Date, to be allocated among the Noteholders and the Management Carveout Plan Participants, in each case in accordance with the Note Termination Agreements and Management Carveout Plan, as applicable, and the Noteholders and Carveout Plan Allocation Schedule; provided, however, that any delivery of shares of Parent’s Common Stock to any Noteholder or Management Carveout Plan Participant shall be subject to the payment by such Noteholder or Management Carveout Plan Participant of such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Tax Law as well as the delivery of any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable).

Section 2.11 Non-Conversion.

2.11.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 2.7, but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Capital Stock, the Exchange Agent shall deliver to Parent such holder’s portions of the Aggregate Per Share Consideration allocable to such Dissenting Shares at the time such rights are perfected and such portions are determined and are received by the Exchange Agent.

2.11.2 Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 2.11.1, if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, (a) such holder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the Certificate(s) formerly representing such shares and (b)

Parent (to the extent the following amounts have been previously delivered by the Exchange Agent to Parent pursuant to Section 2.11.1 and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portions of the Aggregate Per Share Consideration attributable to such shares at the time such portions are determined.

2.11.3 Demands for Appraisal. The Company shall give Parent (a) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands must be submitted and consented to in writing by Parent prior to delivery to any such Stockholder.

Section 2.12 Exchange Agent; Exchange of Certificates.

2.12.1 Wilmington Trust, National Association will act as exchange agent hereunder (in such capacity, the “Exchange Agent”) for the delivery of the Aggregate Per Share Consideration. At, or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Stockholders, the Aggregate Per Share Consideration. The Exchange Agent will hold and distribute the Aggregate Per Share Consideration payable to the Stockholders pursuant to the provisions of an exchange agent agreement between Parent and the Exchange Agent in substantially the form attached hereto as Exhibit E (the “Exchange Agent Agreement”).

2.12.2 Following the Effective Time, Parent shall cause the Exchange Agent to send to each Stockholder of record: (i) a letter of transmittal substantially in the form attached hereto as Exhibit F (each, a “Letter of Transmittal”) (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the applicable portion of the Aggregate Per Share Consideration. Upon surrender by a holder of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor, subject to Section 2.12.6, the consideration, if any, provided for herein and the Certificate so surrendered shall thereafter be canceled. If payment of any portion of the Aggregate Per Share Consideration is to be made to any Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (y) the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer in accordance with this Section 2.12.2 and (z) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Aggregate Per Share Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Effective Time, each Certificate shall represent only the right to receive the applicable portion of the Aggregate Per Share Consideration as contemplated by this ARTICLE II.

2.12.3 Transfer Books; No Further Ownership Rights in Company Stock. The right to receive the applicable portion of the Aggregate Per Share Consideration upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.12.4, if, at any time after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

2.12.4 Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of the fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent and Parent, the posting by such Person of a bond in such amount as the Exchange Agent and Parent may reasonably determine necessary and an indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent shall pay, subject to Section 2.12.6, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Aggregate Per Share Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate, as contemplated by this ARTICLE II. Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated or required to post a bond for any Holder for any reason in connection with a lost, stolen or destroyed Certificate or otherwise.

2.12.5 Termination of Exchange Fund. At any time after the first anniversary of the date on which any payments with respect to the Aggregate Per Share Consideration are payable, Parent shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to the holders of the Certificates and thereafter such holders may look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of any Certificates held by such holders.

2.12.6 No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Exchange Agent shall be liable to any Person for any portion of the payments contemplated by this ARTICLE II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.12.7 Withholding Taxes. Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from that portion of any payments contemplated by this ARTICLE II or any other amount payable to a Holder or Management Carveout Plan Participant pursuant to this Agreement, and shall pay to the appropriate Taxing Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under any Tax Law. To the extent amounts are so deducted and withheld and timely paid to the appropriate Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Holder or Management Carveout Plan Participant in respect of which such deduction and withholding were made.

Section 2.13 Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary (but without in any way limiting the covenants in Section 5.1 (Conduct of Business)), if between the date hereof and the Effective Time the outstanding shares of any class or series of Company Capital Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the per share consideration payable pursuant to Section 2.7 shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.14 Post-Closing Adjustment Amount

2.14.1 Preparation of Closing Statement. Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to Holders’ Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following:

(a) the Closing Net Working Capital;

(b) the Company Transaction and Bonus Expenses;

(c) the Company Debt; and

(d) the resulting Final Merger Consideration.

The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Holders’ Representative delivers a written notice to Parent of any objection to the Final Calculation (the “Objection Notice”) within 30 (thirty) days (the “Objection Period”) after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (i) any item on the Final Calculation that Holders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) Holders’ Representative’s alternative calculation of the Closing Net Working Capital, the Company Transaction and Bonus Expenses or Company Debt, as the case may be. Any Objection Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons (who shall be identified by name) and documents relied upon by Holders’ Representative as forming the basis of such disagreement. If Holders’ Representative gives any such Objection Notice within the Objection Period, then Holders’ Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Holders’ Representative and Parent do not resolve the issues raised in the Objection Notice within 30 days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.14.2. Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period.

2.14.2 Resolution of Disputes. If Parent and Holders’ Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent accounting firm selected by Parent and reasonably acceptable to the Holders’ Representative. If such independent accounting firm is not willing to serve as an independent accounting firm for this purpose, then another independent international accounting firm shall be selected to serve as such by mutual agreement of Parent and Holders’ Representative (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the Holders, Management Carveout Plan Participants and Parent from the resolution of the dispute. For example, if Holders’ Representative challenges the calculation in the Final Calculation by an amount of $100,000, but the Reviewing Party determines that Holders’ Representative has a valid claim for only $40,000, Parent shall bear 40% of the fees and expenses of the Reviewing Party and Holders’ Representative on behalf of the Holders and Management Carveout Plan Participants shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Holders’ Representative and Parent) as promptly as practicable, but in any event within 30 days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (a) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (b) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor. Parent and Holders’ Representative shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Parent, Holders’ Representative and the Reviewing Party. The procedures of this Section 2.14.2 are exclusive and, the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.14.2 may be filed as a judgment in any court of competent jurisdiction.

2.14.3 Post-Closing Purchase Price Adjustment.

(a) The “Post-Closing Adjustment” shall be an amount equal to the Final Merger Consideration minus the Closing Date Merger Consideration and, for the avoidance of doubt, may be a positive or a negative number.

(b) If the Post-Closing Adjustment is a negative number, the Remaining Hold-Back Shares shall be adjusted as provided in the definition thereof (i.e., offsetting the Post-Closing Adjustment against the Remaining Hold-Back Shares).

(c) If the Post-Closing Adjustment is a positive number, Parent shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, issue certificates or book entries reflecting an amount of shares of Parent’s Common Stock equal to the quotient of (x) the Post-Closing Adjustment divided by (y) the Trailing Average Share Price calculated as of the Signing Date, to be allocated among the Noteholders and the Management Carveout Plan Participants, in each case in accordance with the Note Termination Agreements and Management Carveout Plan, as applicable, and the Noteholders and Carveout Plan Allocation Schedule; provided, however, that any delivery of shares of Parent’s Common Stock to any Noteholder or Management Carveout Plan Participant shall be subject to the payment by such Noteholder or Management Carveout Plan Participant of such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Tax Law as well as the delivery of any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable).

Section 2.15 Hold-Back Amount and Payment. On the date that is (i) twelve (12) months following the Closing Date or (ii) thirteen (13) months following the Closing Date if Parent, in its sole discretion, determines that additional time is necessary to assert a claim to exercise the Offset Right (either such date, the “Hold-Back Payment Date”), Parent shall deliver certificates or book entries reflecting the Remaining Hold-Back Shares, to be allocated among the Noteholders and the Management Carveout Plan Participants, in each case in accordance with the Note Termination Agreements and Management Carveout Plan, as applicable, and the Noteholders and Carveout Plan Allocation Schedule; provided, however, that if, when shares of Parent’s Common Stock would otherwise be distributed pursuant to this Section 2.15, there shall exist a good faith claim by Parent to exercise the Offset Right, all or a portion of such shares as determined by Parent (in its reasonable discretion) to represent the Losses at issue (including, if applicable, as to any specific Noteholder or Management Carveout Plan Participant) shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply against such portion of the shares at issue and the balance of any withheld portion (if applicable) shall be distributed to the Noteholders and Management Carveout Plan Participants (or, as applicable, to the affected Noteholders and Management Carveout Plan Participants) as contemplated by this Agreement; and provided, further, that any delivery of shares of Parent’s Common Stock to any Noteholder or Management Carveout Plan Participant shall be subject to the payment by such Noteholder or Management Carveout Plan Participant of such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Tax Law as well as the delivery of any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable)..

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and effect the Merger, with the understanding that Parent and Merger Sub are relying thereon in entering into this Agreement and consummating the Transactions (including the Merger), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organizational Matters.

3.1.1 Valid Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now or currently proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of each jurisdiction set forth in Schedule 3.1.1, which represent all of the jurisdictions in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary.

3.1.2 Operations. Schedule 3.1.2 lists each state and country in which the Company has any employee or officer of the Company (each a “Current Employee”) or has Facilities. Current Employees, together with any former employees or officers of the Company, are referred to herein individually as an “Employee” and collectively as “Employees.” Schedule 3.1.2 lists each state and country in which the Company has any individual consultant or independent contractor or director (who is not an Employee) (each a “Current Consultant”) as of the date hereof. Current Consultants, together with any former individual consultant or independent contractor or director (who is not an Employee) of the Company, are referred to herein individually as a “Consultant” and collectively as “Consultants.”

3.1.3 Subsidiaries. The Company has no Subsidiaries. Except as set forth in Schedule 3.1.3, the Company does not own and never has owned, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person. The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise) directly or indirectly in any Person.

3.1.4 Corporate Documents. The Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company in each case as the same may have been amended from time to time (the “Company Charter Documents”). All such Company Charter Documents are unmodified and in full force and effect and the Company is not in violation of any provision of the Company Charter Documents. The Company’s Board of Directors has not proposed or approved any amendment of any of the Company Charter Documents. The Company has delivered to Parent and its representatives true and complete copies of the stock ledger of the Company and of the minutes of all meetings of the Stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since the Reference Date.

3.1.5 Officers and Directors. Schedule 3.1.5 lists all of the directors and officers of the Company as of the date hereof.

Section 3.2 Authority; Noncontravention; Voting Requirements.

3.2.1 Power and Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations thereunder and to consummate the Transactions (including the Merger).

3.2.2 Due Authorization of Agreement. The Company’s Board of Directors, at a meeting duly called and held pursuant to the DGCL, has unanimously (a) approved and declared advisable and in the best interests of the Company and its Stockholders the Transaction Agreements and the Transactions (including the Merger) and (b) recommended that the Stockholders adopt this Agreement and approve the Merger. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger) have been duly authorized by the Company’s Board of Directors and, subject to adoption of this Agreement by the affirmative vote or written consent of the Stockholders representing the requisite number of shares of Company Capital Stock required under the DGCL (the “Requisite Stockholder Approval”), no other action on the part of the Company’s Board of Directors or its Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger).

3.2.3 Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.2.4 No Conflict. Except as set forth in Schedule 3.2.4, neither the execution and delivery by the Company of this Agreement and any Transaction Agreement to which the Company is a party nor the consummation of the Transactions (including the Merger), nor compliance by the Company with any of the terms hereof or thereof, shall conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of the Company (any such event, a “Conflict”) under (i) any provision of the Company Charter Documents or any resolutions adopted by the Company’s Board of Directors or Stockholders, (ii) any material Contract to which the Company is a party or by which any of its properties or assets may be bound or affected, or (iii) any Permit issued to the Company or any Order or Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Except as set forth in Schedule 3.2.4, following the Closing Date, the Company shall continue to be permitted to exercise all of its rights under the material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material Contracts had the Transactions contemplated by this Agreement not occurred.

Section 3.3 Capitalization.

3.3.1 Authorized and Issued Securities. The authorized capital stock of the Company consists of 37,000,000 shares of Company Common Stock and 22,580,000 shares of Company Preferred Stock, of which 12,980,000 shares are designated as Series A Preferred Stock and 9,600,000 shares are designated as Series B Preferred Stock. The capitalization of the Company is as follows: (a) 4,793,798 shares of Company Common Stock are issued and outstanding, (b) no shares of Company Common Stock are held by the Company in its treasury,

(c) 6,569,280 shares of Company Common Stock are subject to outstanding options under the Company Option Plan, (d) no outstanding options have been issued outside the Company Option Plan, (e) 132,770 shares of Series A Preferred Stock and 233,333 shares of Series B Preferred Stock are subject to the Company Warrants, and no other shares of Company Capital Stock are subject to any Company Warrants, (f) 22,169,358 shares of Company Preferred Stock are issued and outstanding, of which 12,836,022 are designated as Series A Preferred Stock and 9,333,336 are designated as Series B Preferred Stock, (f) no shares of Company Preferred Stock are subject to outstanding options under the Company Option Plan and (g) a sufficient number of each class and series of shares of Company Capital Stock is available for issuance upon exercise of outstanding options under the Company Option Plan, upon exercise of the Company Warrants, and upon conversion of the Company Preferred Stock into Company Common Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. Except as set forth in this Section 3.3.1, there are no and as of the Effective Time there shall be no, shares of Company Capital Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Capital Stock.

3.3.2 Ownership of Stock, Options and Warrants. Schedule 3.3.2 sets forth a complete and accurate list of each of the record holders of (a) each class or series of the Company Capital Stock and the number of shares of each such class or series the Company Capital Stock held by each holder as of the date hereof and the number of shares or other securities into which such Company Capital Stock is convertible, listed by class and series, (b) all Company Options and the exercise price, date of grant and number of shares of Company Common Stock for which such Company Options are exercisable by each such Holder as of the date hereof and the expiration date and vesting schedules of each such Company Option (noting specifically any options subject to vesting acceleration upon the Merger or certain terminations of service following the Merger), (c) all Company Warrants and the exercise price, date of issuance and number and class of shares of Company Capital Stock for which such Company Warrants are exercisable (including, as applicable, by the Warrantholder) and the expiration date and vesting schedules of each such Company Warrant (noting specifically any Company Warrants subject to vesting acceleration upon the Merger), and (d) all Company Promissory Notes, date of issuance, principal amount outstanding thereunder, accrued interest thereon as of the date of this Agreement and the number of shares of Series B Preferred Stock into which such Company Promissory Notes are currently convertible. All issued and outstanding shares of Company Capital Stock are owned of record and beneficially, as set forth in Schedule 3.3.2.

3.3.3 Valid Issuance; No Preemptive or Other Rights.

(a) All issued and outstanding shares of Company Capital Stock (i) are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of Company Options or Warrants and the conversion of the Company Promissory Notes or outstanding shares of any class or series of Company Preferred Stock shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and (ii) except as set forth in Schedule 3.3.3, are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws. Each Company Option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date. Except as set forth in Schedule 3.3.3, the Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.

(b) The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Charter Documents. There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Capital Stock. The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Capital Stock, voting securities or equity interests) of the Company. Except as provided for in this Agreement or set forth in Schedule 3.3.3, to the Company’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(c) True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered to Parent; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not deviate from such form agreements and instruments.

Section 3.4 No Consents or Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, the receipt of the Requisite Stockholder Approval and as set forth on Schedule 3.4, no consents or approvals of, filings with, or notices to any Governmental Authority or Person are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, the consummation of the Transactions (including the Merger), and the operation of the Company’s business in the ordinary course after Closing, including, without limitation, the continued validity of the Company’s Permits.

Section 3.5 Financial Matters.

3.5.1 Financial Statements.

(a) Schedule 3.5.1 sets forth the following financial statements of the Company (collectively, the “Financial Statements”): the audited balance sheets and related audited statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended December 31, 2014, 2015 and 2016 (such audited financial statements, collectively, the “Audited Financial Statements” and December 31, 2016, the “Balance Sheet Date”) and the unaudited balance sheet and the related unaudited statements of income, cash flows and stockholders’ equity as of and for the six-month period ended June 30, 2017 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).

(b) The books and records of the Company (i) have been and are being maintained in accordance with GAAP and (ii) are complete, properly maintained and do not contain or reflect any material inaccuracies or discrepancies.

3.5.2 Fair Presentation. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and were derived from and are consistent with the books and records of the Company; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date are subject to normal year-end adjustments (which shall not be material individually or in the aggregate). Since the Reference Date, the Company has not effected any material change in any method of accounting or accounting practice.

3.5.3 Internal Controls; Financial Controls. The Company maintains systems of internal accounting and financial reporting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Company’s board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. The Company has delivered to Parent a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other Employees or Consultants who have or had a significant role in the internal control over financial reporting of the Company. Since the Reference Date, there have been no material changes in the Company’s internal control over financial reporting.

3.5.4 No Undisclosed Liabilities. Except as set forth in Schedule 3.5.4, the Company does not have any Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (a) incurred by the Company in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction and Bonus Expenses and as set forth on Schedule 3.5.4, or (b) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not in excess of $25,000 in the aggregate.

3.5.5 Off-Balance-Sheet Arrangements. There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company.

3.5.6 Accounts Receivable. Schedule 3.5.6 sets forth a complete and accurate list of all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice. Except as disclosed in Schedule 3.5.6, all of the accounts receivable of the Company (a) are valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business, (b) are not subject to valid counterclaims or setoffs and (c) are current and will be collectible in accordance with their terms at their recorded amounts assuming reasonable collection efforts in the Ordinary Course of Business. No Person has any Lien (other than a Permitted Lien) on any accounts receivable of the Company. No payer of any accounts receivable of the Company is a Related Party.

3.5.7 Inventory. All inventory of the Company as of the date hereof consists of a quality and quantity usable and saleable in the Ordinary Course of Business. All inventory not written off has been priced at the lower of cost or market value on a first in, first out basis. The quantities of each item of inventory as of the date hereof are reasonable in the present circumstances of the Company.

3.5.8 Bank Accounts. Schedule 3.5.8 sets forth an accurate list and summary description (including name and address) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

3.5.9 Company Debt. Except as set forth in Schedule 3.5.9, there is no Company Debt. With respect to each item of Company Debt, Schedule 3.5.9 accurately sets forth the name of the creditor, the Contract under which such debt was issued, the name and address of the creditor, the principal amount of the debt and a description of the collateral if secured. The Company is not in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of the Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided to Parent. A Note Termination Agreement has been executed and delivered to the Company by each Noteholder (and countersigned and redelivered by the Company), and such Note Termination Agreement constitutes the legal, valid and binding obligation of such Noteholder (and the Company), enforceable against such Noteholder (and the Company) in accordance with its terms.

Section 3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect and (b) there has not occurred any material damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company that adversely affects the use thereof. Since the Balance Sheet Date, the Company has been operated in the Ordinary Course of Business. Without limiting the foregoing, the Company has not taken any action described in Section 5.1 that if taken after the date hereof and prior to the Effective Time would violate such provision.

Section 3.7 Legal Proceedings. Since the Reference Date, there have not been and there are no pending Actions, and there are no Actions threatened in writing, in either case, by or against the Company, its properties or assets or any of the Company’s officers or directors in their capacities as such, nor, to the Company’s Knowledge, are there any circumstances that would constitute a basis therefor.

Section 3.8 Compliance with Laws; Permits. The Company is and has at all times been, in compliance in all material respects with all Laws applicable to the Company or any of its properties, assets, business or operations, including without limitation, the Health Care Laws. The Company holds all Permits necessary to conduct its business and own, lease and operate its properties and assets and all such Permits are in full force and effect. The Company is and has always been, in compliance in all material respects, with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities. Schedule 3.8.1 sets forth a list of all Permits that are held by the Company. The Company has not received notice from any Governmental Authority claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or its business or operations; the Company has not been assessed a material penalty with respect to any alleged failure by the Company to have or comply with any Permit.

3.8.1 Neither the Company, nor any of its officers, directors, Employees, Consultants or agents, have, in the operating of the Company’s business, engaged in any activities which are prohibited or are cause for material criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance, or similar legal requirement promulgated pursuant to such statutes or any analogous state or local Laws.

3.8.2 Schedule 3.8.2 sets forth all Payment Programs in which the Company has participated at any time since the Reference Date (the “Company Payment Programs”). The Company is a participating supplier or provider, in good standing, in each of the Company Payment Programs in which it currently participates. No civil, administrative, or criminal proceedings relating to Company’s participation in any Payment Program, are pending or, to the Knowledge of Company, threatened, nor has any such proceeding concluded since the Reference Date. Except as set forth in Schedule 3.5.9, no Payment Program is currently requesting or has requested since the Reference Date or, to the Knowledge of Company, is threatening or has since the Reference Date threatened, any recoupment, refund, or set-off from Company except for recoupments, refunds or set-offs in excess of Five Thousand Dollars ($5,000). No Payment Program has imposed any fine, penalty or other sanction on Company since the Reference Date. The Company has not been suspended, excluded, or otherwise been the subject of adverse action taken by any Payment Program since the Reference Date. The Company has not submitted to any Payment Program since the Reference Date any materially false or fraudulent claims for payment, nor has Company at any time violated any condition of participation, or any other rule, regulation, policy or standard of, any Payment Program.

3.8.3 The Company does not control, direct, require or reward, directly or indirectly, referrals for testing ordered by any Person. To the Knowledge of the Company, the Company does not exercise any ownership, control or governance rights with respect to any Person ordering testing. Neither the Company, nor any of its directors, officers, Employees, Consultants, or agents, has, directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.

3.8.4 All final data that the Company has made available to Parent with respect to historical test utilization, Current Procedural Terminology (“CPT”) codes, payor CPT detail, requisition volumes, rental payments, cash collections, and employees is true, accurate, and complete in all material respects.

3.8.5 Except as set forth Schedule 3.8.5, (i) each Employee and Consultant of the Company required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect and (iii), to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.

3.8.6 Neither the Company nor any of its Employees, Consultants, other agents, or vendors has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.

3.8.7 The Company is and has at all times been in compliance in all material respects with all applicable Laws relating to the privacy, security, use and disclosure of health information, including “protected health information” or “PHI” as defined under HIPAA and information related to genetic testing and genetic test results, created, used, disclosed or stored in the course of the operations of the Company, including HIPAA and all applicable state, federal and international laws regarding the privacy and security of health information, including genetic testing and results. The Company has the necessary agreements with all of the Company’s “business associates” as such term is defined by and as such agreements are required by HIPAA. True and complete copies of all HIPAA and health information privacy policies that have been used by the Company for the past three years have been provided to Parent and are set forth in Schedule 3.8.7 and such privacy policies are in compliance with all applicable Laws relating to the privacy, security, use and disclosure of health information. The Company has consistently made its “Notice of Privacy Practices” (as defined under HIPAA) available to patients and conspicuously posted its Notice on all websites owned or operated by Company. The Company has at all times complied in all material respects with all rules, policies, and procedures established by the Company from time to time and as applicable with respect to privacy, security, data protection, or the collection and use of health information and genetic testing information created, used, disclosed or stored in the course of the operations of the Company. No actions have been asserted or, to the knowledge of the Company, threatened against the Company by any person alleging a violation of such person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures.

3.8.8 With respect to all health information, PHI, and genetic testing information as described in Section 3.8.7, the Company has taken reasonable steps (including implementing and monitoring compliance with administrative, physical and technical safeguards) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse. The Company maintains and has implemented security policies and procedures as required by HIPAA and other applicable laws. Except as set forth in Schedule 3.8.8, at any time during the three-year period preceding the date hereof, there has been no “Breach of Unsecured PHI,” as defined under HIPAA, and no “Security Incident” as defined under HIPAA, resulting in the unauthorized use or disclosure of PHI. The Company maintains systems, policies and procedures to respond to incidents and complaints alleging violations of applicable privacy or security standards and to identify and report all Breaches of Unsecured Protected Health Information in accordance with Company’s legal and contractual obligations.

Section 3.9 Taxes.

3.9.1 The Company has paid (or accrued for and factored into the calculation of Closing Net Working Capital) all Taxes owed by the Company (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return. Since the Balance Sheet Date, the Company has incurred no Liability for Taxes arising outside of the Ordinary Course of Business. There are no Liens for Taxes (other than Permitted Liens). The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

3.9.2 The Company has timely filed all material Tax Returns that are required to have been filed by or with respect to the Company. All such Tax Returns were, when filed, true, correct and complete in all material respects. Except as set forth in Schedule 3.9.2, the

Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return. No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not be finally resolved.

3.9.3 The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing by the Company to any Employee, Consultant, creditor, Stockholder or other third party.

3.9.4 No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company, which deficiencies have not been finally resolved, and there is no outstanding audit, assessment, dispute or claim concerning any Tax Liability of the Company either within the Company’s Knowledge or claimed, pending or raised by an authority in writing, which audit, assessment, dispute or claim has not been finally resolved.

3.9.5 The Company (A) is not nor has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return and (B) has no Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, or as a transferee or successor, by contract, or otherwise.

3.9.6 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.9.7 The Company has disclosed on its federal income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

3.9.8 The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement, including this Agreement, that under certain circumstances could obligate it to make any payments that shall not be fully deductible under Section 280G of the Code.

3.9.9 The Company shall not be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (a) change in method of accounting requested by the Company prior to the Closing; (b) agreement entered into by the Company with any Taxing Authority prior to the Closing; (c) installment sale or open transaction disposition made by the Company prior to the Closing; (d) prepaid amounts received or paid by the Company prior to the Closing; (e) the application by the Company of the long-term method of accounting prior to the Closing; (f) any cancellation of debt income recognized by the Company pursuant to Section 108 of the Code with respect to the Company Promissory Notes or the Senior Debt that is properly allocable to the Pre-Closing Tax Period; or (h) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument by the Company occurring prior to the Closing.

3.9.10 The Company has not distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.9.11 The Company does not have nor has it ever had a permanent establishment in any foreign country. The Company does not engage nor has it ever engaged in a trade or business in any foreign country that would cause the Company to be obligated to pay Taxes or file Tax Returns in such country.

3.9.12 Schedule 3.9.12 lists all Tax Returns that have been audited or that currently are the subject of an Action brought by a Taxing Authority. The Company has delivered to Parent correct and complete copies of all federal and state income Tax Returns and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to Taxes for all taxable periods ending on or after December 31, 2010.

3.9.13 The Company does not own an interest in any Person that is treated as (A) a “controlled foreign corporation” as defined in Section 957 of the Code or (B) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.9.14 Schedule 3.9.14 lists all jurisdictions (whether foreign or domestic) in which the Company pays Taxes and the nature of the Taxes paid by the Company.

3.9.15 The Company has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign Tax Law.

3.9.16 Except as set forth in Schedule 3.9.16, all Taxes (including sales tax, use tax and value-added tax) that were required to be collected or self-assessed by the Company have been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been duly remitted, and the Company has complied with all reporting requirements with respect thereto.

3.9.17 No power of attorney that has been granted by the Company with respect to any matter relating to the Taxes of the Company is currently in force.

3.9.18 The Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law.

3.9.19 The Company has never been a “personal holding company” within the meaning of Section 542 of the Code.

3.9.20 The Company is not and has never have been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements between or among the Company and any related parties and/or the terms thereof have been conducted in an arm’s length manner consistent with the Company’s transactions or agreements with unrelated third parties.

Section 3.10 Employee Benefits and Labor Matters.

3.10.1 Plans and Arrangements. Schedule 3.10.1 sets forth a true and complete list of all Company Plans and, with respect to the Severance Plan, a full and complete list of all participants and amounts payable, or that may become payable, to such participants thereunder.

3.10.2 Plan Documents. With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof and, to the extent applicable, true and complete copies of the following documents with respect to each Company Plan: (a) any contracts or agreements, plans and related trust documents, insurance contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (b) the results of the non-discrimination testing for the most recent three years; (c) Forms 5500 and all schedules thereto for the most recent three years; (d) the most recent actuarial report, if any; (e) the most recent IRS determination or opinion letter; (f) all correspondence, rulings or opinions issued by the DOL, IRS or any other Governmental Authority and all material correspondence from the Company to the DOL, IRS or other Governmental Authority other than routine reports, returns or other filings within the last three years; (g) the most recent summary plan descriptions and any summaries of material modifications with respect thereto; and (h) written descriptions of all non-written Company Plans.

3.10.3 ERISA. No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other entity (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied. Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code, within the past six years. No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. During the past six years, neither the Company nor any of its ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company nor any of its ERISA Affiliates. Neither the Company nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Company Plan, nor, to the Company’s Knowledge, have there been any fiduciary violations under ERISA that could subject the Company (or any Employee) to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

3.10.4 Status of Plans. Company Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Except as set forth at Schedule 3.10.4, no Company Plan intended to qualify under Section 401 of the Code provides for participant plan loans. Nothing has occurred with respect to the operation of any Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax under ERISA or the Code. No event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company, either directly or by reason of an ERISA Affiliate of the Company, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof. Except as set forth at Schedule 3.10.4, none of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.

3.10.5 Contributions to Plans. All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made. There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.

3.10.6 Conformity with Laws. All Company Plans have been established, operated and maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Effective Time. There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form or could reasonably be expected to form the basis for any such Action. There are no filings or applications pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Authority. The Company has satisfied all obligations applicable to the Company or any ERISA Affiliate under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any Employee of any ERISA Affiliate (or any dependent or former dependent of such Employee) with respect to any qualifying event that has occurred on or before the Closing Date. Schedule 3.10.6 lists each individual who, as of the date of this Agreement, (i) is currently receiving continuation coverage under COBRA under a Company Plan, or (ii) is within his or her COBRA election period.

3.10.7 Leased Employees. The Company has no Employees who are leased employees and has no liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.

3.10.8 Employment Matters.

(a) Schedule 3.10.8 sets forth a true and complete listing of the Current Employees and the Current Consultants, as of the date hereof, including each such person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by the Company, and for each such Current Employee or such Current Consultant, the amount of all incentive compensation paid or payable to such person for the current calendar year, the amount of accrued but unused paid time off, description and amount of any material fringe benefits and each such Current Employee’s or such Current Consultant’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status and as to classification as an employee, consultant, independent contractor, officer or director). Other than as fully reflected or specifically reserved against in accordance with GAAP in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), neither the Company nor any Holder has paid or promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has delivered to Parent a true and complete copy of the employee handbook for the Company, if any and all other employment policies, if any, currently applicable to any Employee or Consultant.

(b) To the Company’s Knowledge, no officer, Current Consultant or Current Employee at the level of manager or higher has disclosed any plans to terminate his, her or their employment or other relationship with the Company.

(c) The Company has a USCIS Form I-9 that is validly and properly completed in accordance with applicable Law for each Employee with respect to whom such form is required by applicable Law. The Company has complied with all Department of Homeland Security, Department of Labor and State Department regulations governing the employment of foreign national workers. The Company has complied with all Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of ETA-9035 Labor Condition Applications.

(d) Except as set forth in Schedule 3.10.8(d):

(i) the Company has paid to each applicable Employee the entire amount of the bonus, if any, earned by such Employee for the year ended December 31, 2016 and no remaining bonus amounts for the year ended December 31, 2016, payable to any Employee, remain unpaid as of the Closing Date;

(ii) since the Reference Date, (A) the Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any Employees, accrued through the Closing Date and is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil

Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Family and Medical Leave Act and any and all similar applicable state and local Laws; and (B) the Company has not been engaged in any unfair employment practice;

(iii) since the Reference Date, the Company has not received a written notice, citation, complaint or charge asserting any violation or liability under the federal Occupational Safety and Health Act of 1970 or any similar applicable Law regulating employee health and safety;

(iv) (A) None of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with the Company; (B) there are no labor, collective bargaining agreements or similar arrangements binding on the Company with respect to any Current Employees; (C) since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (D) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (E) since the Reference Date, there has not occurred or, to the Company’s Knowledge, has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (F) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Company’s Knowledge, threatened;

(v) since the Reference Date, the Company has not received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice, by the Company, nor, to the Knowledge of the Company, has any such charge been threatened; and

(vi) (A) all Current Employees of the Company are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (B) the Company’s relationships with all individuals who act as Consultants to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;

(vii) since the Reference Date, the Company has not effectuated: (A) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (B) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company;

(viii) any individual performing services for the Company who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to the Company, has been correctly classified and is in fact not a common law employee of the Company or any Subsidiary.

3.10.9 Effect of Transaction. Except for the payment of the Merger Consideration under Article II, neither the execution and delivery of the Transaction Agreements by the Company nor the consummation of the Transactions (including the Merger) by the Company, shall result in (a) any payment becoming due to any Employee, (b) the provision of any benefits or other rights to any Employee, (c) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (d) require any contributions or payments to fund any obligations under any Company Plan, or (e) the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. No amount so disclosed is an “excess parachute payment” within the meaning of Section 280G of the Code.

3.10.10 Compliance with Section 409A of the Code. To the extent that any Company Plan is a “Nonqualified Deferred Compensation Plan,” as such term is defined in Section 409A of the Code, such Company Plan is in documentary and operational compliance with Section 409A of the Code and all applicable guidance issued by the IRS thereunder (or could be made compliant without applicable penalties in accordance with such guidance). No payment pursuant to any Company Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company would subject any person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Transactions or otherwise. There is no Contract or arrangement to which the Company, or to the Knowledge of the Company, any Company Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the code.

3.10.11 Plans Outside the United States. No Company Plan is subject to the laws of any jurisdiction other than the United States of America.

3.10.12 Plan Termination. Except as set forth in Schedule 3.10.12, each Company Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to the Company, the Surviving Corporation, Parent or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Schedule 3.10.12, neither the Company nor any of its Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan, and each asset held under such Company Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability.

Section 3.11 Environmental Matters. The Company is and at all times has been, in compliance with all applicable Environmental Laws. There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Real Property or Premises currently or formerly owned, operated or leased by the Company. The Company has not received any notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, there are no facts, circumstances or conditions existing with respect to the Company or any Real Property or Facilities currently or formerly owned, operated or leased by the Company or any property or facility to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any Environmental Liability. The Company has not stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Hazardous Materials) or owned, occupied or operated any Premises or property in a manner that has given or could give rise to any material Liabilities (including any Liabilities for response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Laws. No property or facility now or, to the Knowledge of the Company, previously owned, occupied or operated by the Company, is currently listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state or local registry list and, to the Knowledge of the Company, no off-site location at which the Company has disposed or arranged for the disposal of any waste is listed or proposed to be listed on the National Priorities List or on any analogous state or local list. Schedule 3.11 sets forth a list of environmental reports, audits assessments and investigations in the Company’s possession or control which relate to the Premises and the Real Property in the Company’s possession or control (the “Environmental Reports”). Except as disclosed in the Environmental Reports, there have been no Releases at any Real Property and there are no above-ground, nor to the Company’s Knowledge, underground, storage tanks, oil/water separators, sumps, septic systems, or polychlorinated biphenyls (PCBs) or any PCB-containing equipment located on any Real Property.

Section 3.12 Contracts.

3.12.1 Specified Material Contracts. The Company is not a party to, does not have any obligations, rights or benefits under and none of its assets or properties are bound by:

(a) Except as set forth in Schedule 3.12.1(a), any Contracts that purport to limit, curtail or restrict the ability of the Company or its Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom the Company or any of its future Subsidiaries or Affiliates may do business;

(b) Except as set forth in Schedule 3.12.1(b), any Contracts: (i) with any Employee and any offer letters for employment or consulting with the Company, that (A) provide for anticipated annual compensation or other payments in excess of $50,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, (B) provide for the payment of non-qualified deferred compensation subject to Section 409A of the Code, or (C) provide for potential severance payments or other severance benefits; and (ii) with any Consultant and any offer letters to enter into consulting agreements with the Company, that provide for anticipated annual payments in excess of $50,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;

(c) Except as set forth in Schedule 3.12.1(c), any Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);

(d) Except as set forth in Schedule 3.12.1(d), any Contracts with any present or former officer, director or Stockholder of the Company, or any Affiliate of such officer, director or Stockholder (other than employment offers terminable at will with no severance or acceleration liability), including, but not limited to, any agreement providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, Stockholder or Affiliate, in each case, other than (i) advances or reimbursements for travel and entertainment expenses consistent with Company policy and practice or (ii) employee benefits generally available to Employees (including stock options);

(e) Except as set forth in Schedule 3.12.1(e), any Contracts under which the Company has advanced or loaned any money to any of the Employees or Affiliates of the Company where there is still an outstanding amount due to the Company under such Contract, other than advances or reimbursements for travel and entertainment expenses consistent with Company policy and past practice;

(f) Except as set forth in Schedule 3.12.1(f), any Contracts granting any power of attorney with respect to the affairs of the Company or otherwise conferring agency or other power or authority to bind the Company other than to officers and attorneys in the Ordinary Course of Business;

(g) Except as set forth in Schedule 3.12.1(g), any partnership or joint venture agreements;

(h) Except as set forth in Schedule 3.12.1(h), Contracts for the acquisition, sale or lease of properties or assets other than in the Ordinary Course of Business;

(i) Except as set forth in Schedule 3.12.1(i), any Contracts with a Governmental Authority;

(j) Except as set forth in Schedule 3.12.1(j), any loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by the Company, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by the Company, or any guarantees of the foregoing by third parties for the Company’s benefit;

(k) Except as set forth in Schedule 3.12.1(k), any mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of the Company;

(l) Except as set forth in Schedule 3.12.1(l), any financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, including commodity hedging and long term commodity supply arrangements;

(m) Except as set forth in Schedule 3.12.1(m), any voting agreements or registration rights agreements relating to Company Capital Stock to which the Company is a party;

(n) Except as set forth in Schedule 3.12.1(n), any lease or rental Contracts relating to personal property;

(o) Except as set forth in Schedule 3.12.1(o), any Contracts providing for indemnification by the Company other than (i) customary indemnities against breach of the obligations contained in such Contract that were entered into in the Ordinary Course of Business and (ii) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses or advertising agreements entered into in the Ordinary Course of Business;

(p) Except as set forth in Schedule 3.12.1(p), any Contract with any supplier or provider of goods or services that are resold by the Company or incorporated into any Product that is sold by the Company to any Person involving consideration in excess of $10,000 in the current or either of the two previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);

(q) Except as set forth in Schedule 3.12.1(q), (i) any Contracts to provide Services to any Person involving consideration in excess of $10,000 in the current or either of the two previous fiscal years, or (ii) perform any service or sell or lease any product which grants the other party or any third party “most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;

(r) Except as set forth in Schedule 3.12.1(r), any Contract related to the manufacturing, transport, transfer, distribution or storage of any Product involving consideration in excess of $10,000 in the current or either of the two previous fiscal years;

(s) Except as set forth in Schedule 3.12.1(s), any Contract with any distributor, reseller, sales representative, sales agency or manufacturer’s representative or otherwise, providing for the distribution or resale of any Product (other than any Contract with any such Person that is terminable by the Company without cause or penalty upon notice of 30 days or less);

(t) Except as set forth in Schedule 3.12.1(t), any Contract relating to capital expenditures and involving obligations after the date of this Agreement in excess of $10,000 and not cancelable without penalty;

(u) Except as set forth in Schedule 3.12.1(u), any Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(v) Except as set forth in Schedule 3.12.1(v), any Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions;

(w) Except as set forth in Schedule 3.12.1(w), any Contract (other than as set forth above) that is material to the Company’s Products, Services or business;

(x) Except as set forth in Schedule 3.12.1(x), any Contract with any vendor that provides services relating to billing, coding and/or reimbursement; and

(y) Except as set forth in Schedule 3.12.1(y), any Contract to enter into or negotiate the entering into of any of the foregoing.

3.12.2 Documentation. The Company has delivered to Parent (a) true and complete copies of each written Material Contract (as defined below) and (b) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.

3.12.3 Status of Material Contracts. Each of the Contracts required to be listed in Schedule 3.12.1, each of the Real Property Leases and each of the IP Contracts (collectively, the “Material Contracts”) is valid and binding on the Company and in full force and effect and is enforceable in accordance with its terms by the Company. The Company is not in material breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would result in material liability to the Company. To the Knowledge of the Company, (a) no other party to any Material Contract is in default thereunder and (b) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. The Company has not received notice of any termination or cancellation of any Material Contract and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract. The

Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any material provision of any Material Contract. The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any material provision of any Material Contract. None of the parties to any Material Contract is renegotiating any material amounts paid or payable to or by the Company under such Material Contract or any other material term or provision thereof.

Section 3.13 Assets: Title, Sufficiency, Condition. The Company has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its assets whether real or personal, tangible or intangible, including those that are used in the conduct of its business, located on its premises or reflected in the Interim Balance Sheet as being owned by the Company or acquired after the date thereof (other than inventory disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet) (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute, in all material respects, all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the Company’s business as currently conducted. All of the material fixtures and other material improvements to the Real Property (defined in Section 3.14 below) and all of the tangible personal property other than the inventory (i) are in all material respects adequate and suitable for their present uses, (ii) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.

Section 3.14 Real Property.

3.14.1 Schedule 3.14.1 sets forth a list of the addresses of all real property (i) owned by the Company (the “Owned Real Property”), (ii) previously owned by the Company or any of its predecessors, (iii) leased, subleased or licensed by or for which a right to use or occupy has been granted to the Company (the “Leased Property” and together with the Owned Real Property, the “Real Property”). Schedule 3.14.1 also identifies (i) with respect to each previously owned real property, the Company or predecessor that was the owner of such real property and (ii) with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract and each amendment, modification, supplement or restatement thereto (the “Real Property Leases”).

3.14.2 If the Company currently owns any Owned Real Property, the Company has good and clear, record and marketable fee simple title in and to such Owned Real Property, free and clear of all Liens other than Permitted Liens.

3.14.3 There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right to use or occupancy of any of the Real Property and there is no Person (other than the Company) in possession of any of the Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 3.14 and Section 3.12.3 are true and correct with respect to the underlying lease.

3.14.4 The Company has delivered to Parent true, accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with any extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto and no Real Property Lease has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Parent prior to Closing. With respect to each of the Real Property Leases, (i) the Company has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, free and clear of all Liens (including liens arising out of any attachment, judgement or execution) affecting the Leased Real Property or the estate or interest created by the Real Property Leases except for the Permitted Liens; (ii) there are no existing defaults thereunder by the Company or any other party to the Real Property Leases; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or any other party to the Real Property Leases, or that could permit the termination, modification, or acceleration of rent thereunder; (iv) there are no pending disputes, actions or proceedings that were brought by the Company against a lessor under a Real Property Lease alleging that such lessor is in default or has committed a breach under such Real Property Lease; (iv) the Company has not received any notice from any Governmental Authority of a violation of any governmental requirements (including Environmental Laws) with respect to any of the Leased Real Property and to the Company’s Knowledge, the Leased Real Property is not in violation of any material requirements of same; and (v) the Company has not used, generated, stored, released, discharged, transported, handled, or disposed of any hazardous materials on, in or in connection with any parcel of Leased Real Property except as expressly permitted pursuant to the terms of the Real Property Leases.

3.14.5 All buildings, plants and structures located on such Owned Real Property and owned by the Company lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.14.6 No eminent domain, condemnation or zoning, building code or other moratorium Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property. None of the Company’s current uses of the Real Property violates in any material respect any restrictive covenant or zoning ordinance that affects any of the Real Property. There have been no special assessments filed, or, to the Company’s Knowledge, proposed against the Real Property or any portion thereof. None of the Real Property has been damaged or destroyed by fire or other casualty.

3.14.7 All Premises are supplied with utilities and other services necessary for the operation of such Premises as the same are currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via irrevocable appurtenant easements benefitting such parcel of Real Property on which such Premises is located, in each case, to the extent necessary for the conduct of the Company’s business.

Section 3.15 Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.

3.15.1 Company IP.

(a) The Company owns or has the right to use all Company Technology and all Intellectual Property Rights therein for all purposes necessary or useful to the Company’s business as presently conducted and as presently contemplated to be conducted. Except for: (i) the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.15.4 and to the extent provided in such Inbound IP Contracts; and (ii) off the shelf, “click wrap” or “shrink wrap” license agreements for software that is generally commercially available to the public on reasonable terms (“Shrink Wrap Licenses”), with annual, aggregate payments (including license, maintenance and support fees) not in excess of $10,000 individually or $10,000 in the aggregate and to the extent provided in such licenses, none of the Company Technology or Company Intellectual Property Rights is owned by any third party. The Company exclusively owns all Company Technology and all Company Intellectual Property Rights that are owned or purported to be owned by the Company free and clear of all Liens other than with respect to the Senior Debt, Permitted Liens and any Outbound IP Contracts listed on Schedule 3.15.4, including Proprietary Software.

(b) Schedule 3.15.1(b) contains a list and description of Proprietary Software. Except as disclosed by Schedule 3.15.1(b) (i) Proprietary Software is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) the Company has maintained and protected all Proprietary Software (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code of any Proprietary Software has been published, disclosed or delivered to any Person by Company or any employee, consultant, contractor or agent of the Company; (iii) no licenses or rights (including contingent rights) have been granted by the Company, or any of its Affiliates, to any Person to access, use or distribute any source code of any Proprietary Software; (iv) all Proprietary Software has been registered or is eligible for protection and registration under applicable copyright law; (v) the Company has copies of all releases or separate versions of all Proprietary Software so that the same may be subject to registration in the United States Copyright Office; (vi) the Company has complete and exclusive right, title and interest in and to all Proprietary Software; (vii) the Company has developed the Proprietary Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of Seller); (viii) the Proprietary Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language used for the development, maintenance, and implementation thereof, so that a trained computer programmer could develop, maintain, support, compile and deploy all releases or separate versions of the same; the Source Code Materials for the Proprietary Software are complete and accurate; (ix) there are no Contracts in effect with respect to the marketing, distribution, licensing of the

Proprietary Software by any other Person; (x) the Proprietary Software complies in all material respects with all applicable laws relating to the export or re-export of the same; and (xi) the Proprietary Software may be exported or re-exported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.

3.15.2 Infringement. To the Company’s Knowledge, neither (i) the operation of the business of the Company and its predecessors, including as presently conducted and as presently contemplated to be conducted, nor (ii) any of the Products or Company Technology (including current and proposed) has infringed upon, diluted, misappropriated or violated, or is alleged to infringe upon, dilute, misappropriate or violate, any Intellectual Property Rights of any Person. Neither the Company nor any of its predecessors has (x) received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the business) or (y) agreed to, or has a contractual obligation to, indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property Rights. To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights at any time during the three-year period preceding the date hereof. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any facts or circumstances supporting a claim challenging the Company’s ownership of the Company Intellectual Property Rights or alleging that any of the Company Intellectual Property Rights are invalid or unenforceable.

3.15.3 Scheduled IP. Schedule 3.15.3 identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Company (collectively, the “Company Registrations”). Except as set forth in Schedule 3.15.3, all Company Registrations have been duly maintained (including the payment of fees) and are not expired, cancelled or abandoned. Schedule 3.15.3 also identifies each trade name, each unregistered trademark, service mark, or trade dress and each unregistered copyright owned or exclusively licensed by the Company that, in each case, is material to the business of the Company.

3.15.4 IP Contracts. Schedule 3.15.4 identifies under separate headings each Contract under which the Company uses or licenses Company Technology or Company Intellectual Property Rights that are material to the operation of the business of the Company as presently conducted and as presently contemplated to be conducted and that any Person besides the Company owns, including Software other than Proprietary Software that is licensed to or used by the Company or any of its Affiliates and is related to Company’s business (“Third Party Software”) (other than Shrink Wrap Licenses) (collectively “Inbound IP Contracts”) or under which the Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use or access any item of the Company Technology (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). None of the Inbound IP Contracts or Shrink Wrap Licenses are subject to any transfer, assignment, change of control, site, equipment, or other operational limitations. Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, the Company does not owe any royalties or other payments or otherwise have any liability to any Person for the use of any Intellectual Property Rights or Technology. The Company has paid all fees, royalties and other payments applicable to the past and current use or exploitation intellectual property provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses are due or otherwise required to be paid by the Company or any of its Affiliates within thirty (30) days following the Closing Date or otherwise due as a result of, or attributable to, the Transactions contemplated herein (including without limitation the Merger).

3.15.5 Confidentiality and Invention Assignments. The Company has maintained practices designed to ensure the protection of the confidentiality of the Company’s confidential information and trade secrets and has required any Employee, Consultant or third party with access, or to whom it has disclosed its confidential information, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts. All Employees and Consultants of the Company who (i) in the normal course of their duties are involved in the creation of Company Technology that is incorporated in any product or service of the Company or (ii) have in fact created any Company Technology that is incorporated in any product or service of the Company, have executed contracts that irrevocably assign to the Company on a worldwide royalty-free basis all of such Persons’ respective rights, including Intellectual Property Rights relating to such product or service. To the Knowledge of the Company, no Employee or Consultant is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such Employee or Consultant with the Company. All authors of any works of authorship in the Company Technology have waived their moral rights and have agreed to a covenant not to assert their moral rights, in each case, to the extent permitted by applicable law or such authors prepared such works in jurisdictions that do not recognize moral rights.

3.15.6 Open Source Software. Except as disclosed on Schedule 3.15.6, none of the Company Technology, Proprietary Software, or any product or service of the Company (including any software, middleware, firmware) constitutes, contains, or is dependent upon any Public Software. The software disclosed on Schedule 3.15.6 has never been provided, delivered or distributed to any Person other than those Employees and Consultants of the Company working on the development of Company’s software, firmware or middleware for the benefit of Company and has never been delivered or distributed in any form (object code, executable code or source code form) to any Person, including delivery via electronic transmission, by physical delivery on tangible media (either as stand-alone software or as a part of any other software), loan, delivery or transmission as part of the transfer of hardware or components, or any other form of delivery or distribution, temporary or permanent. None of the Company Technology, Proprietary Software, nor any product or service of the Company is subject to any IP Contract or other contractual obligation that would require the Company to publicly divulge any source code or trade secret that is part of the Company Technology.

3.15.7 Privacy and Data Security.

(a) Except as set forth on Schedule 3.15.7, the use and dissemination by the Company of any Personal Data (as defined below) is in compliance in all material respects with the Company’s privacy policies and terms of use, industry standards, all applicable Information Privacy and Security Laws, Personal Data Obligations, and all Contracts to which the Company is bound. No Personal Data is stored or otherwise maintained outside the United States by the Company or any third party. To the extent that the Company has engaged in cross-border processing of Personal Data, it has taken all required steps to ensure an adequate level of protection for the Personal Data, including registration with the relevant data protection authorities to the extent registration is required by applicable Law. True and complete copies of all privacy policies that have been used by the Company in the past three years have been provided to Parent. The Company has consistently posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company.

(b) The Company does not Collect or Use Personal Data from any Person in any manner other than as described in the Contracts and privacy policies delivered to Parent.

(c) The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, in compliance with industry standards, all applicable Information and Privacy and Security Laws and all Contracts to which the Company is bound. True and complete copies of all such policies and procedures have been provided to Parent. The Company has complied at all times in all material respects with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data).

(d) Except as set forth on Schedule 3.15.7(d), at any time during the three-year period preceding the date hereof, there have been no security breaches relating to, or violations of any security policy or Information Privacy and Security Law regarding, or any unauthorized access disclosure, or use of, any data or information used by the Company, including Personal Data. No notice has been provided to the Company by a third party vendor or any other person of any security breach relating to Personal Data. The Company has not experienced a loss or unauthorized disclosure, use, or breach of privacy or security of any Personal Data in the custody or control of the Company that would have required notice to any third Person (including any Governmental Entity or parties to any Contract) under any applicable Law. Except as set forth on Schedule 3.15.7(d), no Person (including any Governmental Authority) has commenced any Action relating to the Company’s information privacy or data security practices, or to the Knowledge of the Company, threatened any such Action or made any complaint, investigation, or inquiry relating to such practices.

(e) There has been no loss of or unauthorized access, disclosure, use, or breach of privacy or security involving any Cardholder Data Collected or Used by or on behalf of the Company.

(f) The Company does not (i) have or solicit any customers in the European Economic Area, or (ii) knowingly process, transmit, or store any Personal Data of any Persons located in the European Economic Area.

(g) The Company has taken all required steps to limit access to Personal Data to: (i) those Company personnel and third-party vendors providing services to or on behalf of the Company who have a need to know such Personal Data in the execution of their duties to the Company; and (ii) such other Persons permitted to access such Personal Data in accordance with the privacy policies and terms of use, industry standards, all applicable Information Privacy and Security Laws and all Contracts to which the Company is bound.

(h) The Company maintains a written technical information security program that contains administrative, technical and physical safeguards (including encryption) compliant in all material respects with industry standards and applicable Information Privacy and Security Laws, including but not limited to the Massachusetts Standards for Protection of Personal Information of Residents of the Commonwealth (201 C.F.R. 17.00, et seq.) (the “Security Program”). The Company’s Security Program is designed to: (i) protect the integrity and confidentiality of Personal Data; (ii) protect against reasonably anticipated threats or hazards to the security of Personal Data; (iii) protect against the unauthorized access, disclosure or use of Personal Data; (iv) address computer and network security; and (v) provide for the secure destruction and disposal of Personal Data. The Security Program has been updated as required by all applicable Information Privacy and Security Laws. All third-party vendors or persons with access to Personal Data have entered into contracts or written agreements with the Company requiring that such vendors or persons maintain a substantially similar security program.

(i) The Company is in material compliance with all applicable Information Privacy and Security Laws regarding the Collection and Use of the Personal Data of any individual.

(j) The Company controls the access to its computer and information technology networks through the utilization of industry-standard or better security measures that are designed to prevent unauthorized access to such networks. All of the Company’s security measures are designed to be materially consistent with or exceed industry standards and the requirements of applicable Laws and are designed to (A) prevent the unauthorized disclosure of confidential information (including Personal Data) of the Company’s customers, (B) prevent access without express authorization (and immediately terminate such unauthorized access) to the networks and information system of the Company’s customers through the networks of the Company and (C) facilitate the Company’s identification of the person making or attempting to make such unauthorized access.

3.15.8 Effect of Transactions on Company Technology Rights or Data Privacy. The Transactions (including the Merger) shall not adversely affect the Company’s ownership of any Company Technology or the Company’s legal right and ability to continue using the Company Technology in the operation of the Company’s business on or after the Effective Time to the same extent as the Company Technology is used or proposed to be used in the operation of the business prior to the Effective Time. The Transactions (including the Merger) (including any transfer of Personal Data resulting from the Transactions) (i) comply with all Personal Data Obligations of the Company, and (ii) comply (and the disclosure to, transfer to, and use by the Parent of such Personal Data after the Closing will comply) with all Information Privacy and Security Laws (including any such Laws and regulations in the jurisdictions where the Personal Data is collected). Following the Effective Time, the Surviving Corporation shall continue to have the right to use such Personal Data on identical terms and conditions as the Company enjoyed immediately prior to the Effective Time.

3.15.9 Information Systems. The Company owns, leases or licenses all Information Systems that are used in, or necessary for, the business of the Company, including the capacity and ability to process current peak volumes in a timely manner. The Information Systems are in good working condition, comply with all service level requirements of related Contracts and are adequate and have sufficient capacity for the conduct of the Company’s business as currently conducted. The Information Systems consist of appropriate infrastructure and capacity to scale up the Company’s business in a foreseeable manner as needed for the conduct of the business as presently conducted and as presently contemplated to be conducted, and there are no restrictions in Contracts relating to the Information Systems that could materially restrict or impair such scaling up. Schedule 3.15.9 contains a list and description of each Contract that contains a service level commitment Company has made to any third party, Company maintains in place appropriate policies, procedures and operational controls to enable Company to satisfy such service level commitments, and there has been no violation of any such service level commitment in the last three (3) years. In the last twelve months, there have been no material failures, breakdowns, outages or unavailability of such Information Systems and the DR Plans were not activated other than for testing purposes. On and after the Effective Time, the Information Systems shall be in the possession, custody or control of the Surviving Corporation, along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Effective Time.

3.15.10 Disaster Recovery. The Company has delivered to Parent a true and complete copy of the Company’s DR Plans. To the Knowledge of the Company, the DR Plans are consistent with or exceed industry standards and applicable Laws. The DR Plans are designed to ensure, at a minimum, the ability of the Company to resume operations and performance of services promptly and ensure redundancy of all data and information material to the operation of the Company that the Company is required to maintain pursuant to any Contract, internal policy or applicable Law. The Company has conducted testing of the DR Plans not less frequently than annually (and in any event, upon a material change to the DR Plans) and corrected any material deficiencies in the DR Plans or deficiencies in compliance of the Company with the DR Plans.

Section 3.16 Insurance. Schedule 3.16 sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies. The Company has delivered to Parent complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not failed to give proper notice of any claim under any such policy in a valid and timely fashion. The Company has not received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the date hereof or within the past five years.

Section 3.17 Related Party/Affiliate Transactions. There are no Liabilities of the Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities. No Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by the Company in the conduct of its business. The Company is not subject to any ongoing transactions pursuant to which the Company purchases any services, products, or Technology from, or sells or furnishes any services, products or Technology to, any Related Party. All transactions pursuant to which any Related Party has purchased any services, products, or Technology from, or sold or furnished any services, products or technology to, the Company (each a “Related Party Transaction”) have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

Section 3.18 Customers, Payors and Suppliers. Schedule 3.18 sets forth true and complete lists of the top ten customers, payor and suppliers of the Company (measured in terms of total revenues (for customers and payors) or total expenses (for suppliers)) attributable to each such Person (a) during the year ended December 31, 2015, (b) during the year ended December 31, 2016, and (c) during the six-month period ended June 30, 2017 (each Person identified on at least one of such lists, a “Top Customer, Payor or Supplier”), showing the total sales by the Company to each such customer, total amounts reimbursed by each payor and the total purchases by the Company from each such supplier, during such period. Since the Balance Sheet Date, no Top Customer, Payor or Supplier has (x) ceased or materially reduced its purchases from or sales or provision of services to the Company or changed the pricing or other terms of the business it does with the Company, or (y) to the Knowledge of the Company threatened to cease or materially reduce such purchases, reimbursement or sales or provision of services, other than in the Ordinary Course of Business. No Top Customer, Payor or Supplier has pending or to the Company’s Knowledge, has any basis to threaten, any Action against the Company.

Section 3.19 Product Warranties. Schedule 3.19 includes correct and complete copies of the standard terms and conditions of the sale for the Company (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in Schedule 3.19,

3.19.1 all Products manufactured, sold or delivered by the Company during the past three years have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties;

3.19.2 no Products manufactured, sold or delivered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale other than any immaterial deviations from the applicable standard terms and conditions in the Ordinary Course of Business;

3.19.3 the Company has not been notified during the past three years of any claims for and to the Company’s Knowledge, there are no threatened claims for any extraordinary product returns, warranty obligations or product services relating to any of its Products or services; and

3.19.4 there have been no product recalls, withdrawals or seizures by any Governmental Authority with respect to any Products manufactured, sold or delivered by the Company during the past three years.

Section 3.20 Disclaimer of Warranties. Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives.

Section 3.21 Certain Business Practices. Neither the Company nor any Employee or agent, acting on behalf of the Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended or (d) made any other unlawful payment of a type similar to those described above in this Section 3.21.

Section 3.22 Brokers and Other Advisors. Except as set forth on Schedule 3.22, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions (including the Merger) or any prior merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates (any such fees, commissions and reimbursement expenses, the “Broker Fees”). Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions (including the Merger) payable by the Company to any third party other than the Company Transaction and Bonus Expenses.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2 Authority; Noncontravention.

4.2.1 Power; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate the Transactions (including the Merger). The execution, delivery and performance by each of Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions (including the Merger), have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time shall be adopted by Parent as the sole Stockholder of Merger Sub) and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger). This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which Parent or Merger Sub is a party shall be, duly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which Parent or Merger Sub is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.2.2 No Violations. Neither the execution and delivery of the Transaction Agreements to which Parent or Merger Sub is a party, nor the consummation by Parent or Merger Sub of the Transactions (including the Merger), nor compliance by Parent and Merger Sub with any of the terms or provisions thereof, shall (a) violate any provision of the Charter Documents of Parent or Merger Sub or (b) assuming that the consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (i) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, or (ii) constitute a default under, result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger, (a “Parent Material Adverse Effect”).

Section 4.3 Governmental Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) filings required under and compliance with other applicable requirements of, any Antitrust Laws and foreign antitrust Laws (in each case, if required), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions (including the Merger), other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Ownership and Operations of Merger Sub. Parent is the record owner of all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE V: ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

Except as expressly permitted by this Agreement, or with the prior written consent of Parent, in its sole discretion or as required by applicable Law, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), the Company shall (a) conduct its business in in the Ordinary Course of Business and in compliance with all applicable Laws, (b) use commercially reasonable efforts to maintain and preserve intact its present business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with Employees, customers, suppliers, distributors, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with the Company) and retain the services of its present officers, directors and Employees and (c) maintain in full force and effect all insurance policies described in Section 3.16. Without limiting the generality of the foregoing, except as set forth in Schedule 5.1, until the Effective Time, the Company shall not:

5.1.1 issue, sell, grant, dispose of, amend any term of, grant registration rights with respect to, pledge or otherwise encumber any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests; provided, however, that the Company may issue shares of Company Common Stock upon the conversion of outstanding shares of Company Preferred Stock or the exercise of Company Options or Warrants that are outstanding on the date of this Agreement and in accordance with the terms thereof;

5.1.2 amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option, warrant or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

5.1.3 redeem, purchase or otherwise acquire or cancel any of its outstanding shares of capital stock or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock or equity interests;

5.1.4 declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or make any payments to the Stockholders in their capacity as such;

5.1.5 split, combine, subdivide, reclassify or take any similar action with respect to any shares of the Company’s capital stock;

5.1.6 form any Subsidiary;

5.1.7 incur, guarantee, issue, sell, repurchase, prepay or assume any (a) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of the Company (provided, however, that the foregoing shall not prohibit the Company from incurring additional bridge debt prior to the Closing on terms substantially identical to the Convertible Notes; provided, further, that prior to any such incurrence of additional bridge debt, (i) any additional Person who enters into a convertible note with the Company (i.e., any Person who is not a Noteholder as of the date hereof) shall sign a counterpart signature page to this Agreement and thereafter shall be deemed a “Noteholder” for all purposes hereunder, (ii) any such Person shall sign a Note Termination Agreement, and (iii) all existing Noteholders shall consent in writing to a revised allocation of the consideration payable to the Noteholders hereunder); (b) obligations of the Company issued or assumed as the deferred purchase price of property; (c) conditional sale obligations of the Company; (d) obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (e) obligations of the Company for the reimbursement of any obligor on any letter of credit; and (f) obligations of the type referred to in clauses (a) through (e) of other Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;

5.1.8 sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets, except sales of inventory or non-exclusive licenses of assets in the Ordinary Course of Business;

5.1.9 make any capital expenditure;

5.1.10 acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;

5.1.11 make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person (other than travel and similar advances to its Employees in the Ordinary Course of Business in an aggregate amount at any one time of not more than $2,500);

5.1.12 with respect to Contracts, (a) enter into, adopt, terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract, (b) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any current or future Subsidiary of the Company, from engaging in any line of business or in any geographic area, (c) enter into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following consummation of the Transactions (including the Merger), or (d) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement;

5.1.13 (a) hire or terminate any employees, (b) increase the annual level of compensation payable or to become payable by the Company to any of its directors or Current Employees, (c) grant any bonus, benefit or other direct or indirect compensation to any director, Current Employee or Current Consultant other than in the Ordinary Course of Business, (d) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by applicable Law or by the terms of any Company Plan, (e) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any material respect) or enter into any agreement involving a Current Employee or Current Consultant, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Company Plan or (f) enter into any Related Party Transaction;

5.1.14 make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return or any Tax Return inconsistent with past practice, enter into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settle any Tax claim or assessment (other than by paying Taxes in the Ordinary Course of Business), surrender any right to claim a refund of Taxes, request any Tax ruling or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;

5.1.15 make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;

5.1.16 amend the Company Charter Documents;

5.1.17 adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Agreements;

5.1.18 pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5,000 in any one instance or $10,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet;

5.1.19 initiate, settle, agree to settle, waive or compromise any Action;

5.1.20 accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;

5.1.21 accelerate or defer the construction of any Premises;

5.1.22 accelerate or defer the purchase of fixtures, equipment, leasehold improvements, or other capital expenditures;

5.1.23 grant or agree to grant any perpetual license to any of the Company’s Intellectual Property Rights;

5.1.24 hire, appoint or, except as required by the terms of this Agreement, terminate any director or officer of the Company;

5.1.25 enter into any lease (either as lessor or lessee) or other form of use or occupancy agreement for the use or occupancy of any real property or amend, in any respect, or terminate any of the Real Property Leases; or

5.1.26 agree to take any of the foregoing actions.

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, rights to control any operations of the Company prior to the Effective Time.

Section 5.2 Stockholder Approval; Preferred Stock Conversion. As promptly as practicable (and in any event within ten (10) days) after the execution of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Law, provide to its stockholders an Information Statement and other appropriate documents in connection with the obtaining of written consents of the Stockholders in favor of the adoption of this Agreement and the transactions contemplated by this Agreement (including the Preferred Stock Conversion). The Information Statement shall include the unanimous recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger and the Preferred Stock Conversion). Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent. The Company shall use commercially reasonable efforts to obtain such written consents from all holders of the outstanding shares of Company Capital Stock; provided, however, that the Company shall, pursuant to the Support Agreements, obtain written consents from (i) at least 95% of the Company Common Stock (after giving effect to the Preferred Stock Conversion), (ii) all of the outstanding Series A Preferred Stock before the Preferred Stock Conversion and (iii) all of the outstanding Series B Preferred Stock before the Preferred Stock Conversion. In addition to obtaining the consent of each holder of Company Preferred Stock for the purpose of effecting the Preferred Stock Conversion, the Company shall take all other actions necessary to effect the Preferred Stock Conversion prior to the Effective Time.

Section 5.3 Commercially Reasonable Efforts.

5.3.1 Actions Required to Consummate Transactions. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), each of the Parties shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (a) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Merger), in each case, as expeditiously as practicable (including preparing and fully filing within five (5) Business Days after the date hereof all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions, applications and other documents) and (b) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (including the Merger).

5.3.2 Governmental Authorities. Each of the Parties shall use its commercially reasonable efforts to (a) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including the Merger), including any proceeding initiated by a private party and (b) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions (including the Merger).

5.3.3 Contractual Consents. The Company shall obtain all consents, waivers and approvals of any parties to any Contracts set forth on Schedule 3.4 as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all material rights of and material benefits to, the Company under such Contracts from and after the Effective Time (the “Required Consents”). Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

Section 5.4 Public Announcements. Unless otherwise required by (a) applicable Law, (b) stock exchange requirements, or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder, no Party to this Agreement other than Parent shall at any time make any public announcement or disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed).

Section 5.5 Access to Information.

5.5.1 Access. Subject to the requirements of applicable Law, the Company shall afford to Parent and Parent’s Representatives, from time to time prior to the earlier of (i) the Effective Time or (ii) the termination of the Agreement pursuant to Section 7.1, access during normal business hours upon reasonable advance notice to (a) all of the Company’s Facilities, books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (b) to the Representatives of the Company as Parent may reasonably request and the Company shall furnish promptly to Parent all information and documents concerning its business, financial condition and operations, properties and personnel related to the consummation of the Merger or the ownership or operation of the Company’s business as Parent may reasonably request and Parent shall be allowed to make copies of such information and documents.

5.5.2 Updated Financials. Promptly, but in no event later than 10 calendar days after the end of each month from the date hereof until the Closing Date, the Company shall provide Parent with a copy of the true and correct unaudited balance sheets and related statements of income and cash flows of the Company as of and for the period ended the most-recent month-end prepared using the Company’s books and records and in accordance with GAAP consistently applied, together with a copy of the standard monthly reporting package provided to the Company’s management.

Section 5.6 Confidentiality. The Noteholders, Management Carveout Plan Participants and the Holders’ Representative on behalf of the other Holders each acknowledge that the success of the Surviving Corporation after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Parent and Merger Sub would be unwilling to enter into this Agreement in the absence of this Section 5.6. Accordingly, the Noteholders, Management Carveout Plan Participants and the Holders’ Representative on behalf of the other Holders each shall, and shall use its commercially reasonable efforts to cause its Affiliates and their respective Representatives to, keep confidential all confidential documents and information involving or relating to the Company or its business (the “Confidential Information”), unless (a) compelled to disclose by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Parent and the Company and a reasonable opportunity is afforded Parent and the Company to contest the same or (b) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereby. “Confidential Information” does not include any document or information which (i) is as of the Closing Date or becomes following the Closing Date generally available to the public other than as a result of a disclosure in violation of this Section 5.6 by the receiving party or its Representatives or (ii) becomes available following the Closing Date to the receiving party on a non-confidential basis from a person not known by the receiving party to be under an obligation not to transmit the information to the receiving party. The provisions of this Section 5.6 shall survive the Closing Date indefinitely. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Noteholders, the Management Carveout Plan Participants, the Holders’ Representative and their respective Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement to their direct, indirect and potential investors in connection with their normal fund raising, marketing, informational or reporting activities.

Section 5.7 Notification of Certain Matters. The Company shall provide prompt written notice to Parent upon becoming aware (a) that any representation or warranty made by such Party in this Agreement was, when made or subsequently has become untrue, (b) of any failure by such Party to comply with or satisfy any of its covenants or agreements hereunder, (c) of the occurrence or nonoccurrence of any event that could reasonably be expected to cause any condition precedent to any obligation of any Party to consummate the Transactions (including the Merger) not to be satisfied at or prior to the Closing Date, (d) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions (including the Merger), to the extent such consent is not already contemplated by this Agreement or the Schedules thereto, (e) of any notice or other communication from any Governmental Authority in connection with the Transactions (including the Merger), (f) of the commencement or threat of commencement of any Action regarding the Transactions (including the Merger) or otherwise relating to the Company or its business, or (g) of any other material development affecting the assets, Liabilities, business, financial condition or operations of the Company; provided, however, that neither the delivery of any notice pursuant to this Section 5.7 nor obtaining any information or knowledge in any investigation pursuant to Section 5.5 or otherwise shall (i) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter, or any breach of any other provision of this Agreement, (ii) amend or supplement any scheduled disclosure made by the Company in ARTICLE III or (iii) limit the remedies available to the Party receiving, or entitled to receive, such notice, including remedies pursuant to ARTICLE II (Merger), ARTICLE VI (Conditions Precedent), ARTICLE VII (Termination), ARTICLE VIII (Indemnification) or ARTICLE IX (Misc.).

Section 5.8 Tax Matters. For purposes of this Section 5.8, all references to the Company include any predecessor entity of the Company.

5.8.1 Noteholder-Prepared Tax Returns. The Company shall, at the Company’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date and the Company shall pay or cause to be paid all Taxes shown as due on such Tax Returns. All Tax Returns referred to in the first sentence of this Section 5.8.1 shall be prepared in accordance with the past practices of the Company, to the extent permitted by applicable Law. Not less than 15 Business Days prior to the due date (after applicable extensions) of any Tax Return described in the first sentence of this Section 5.8.1, the Company shall submit such Tax Return for Parent’s review and comment. The Company shall incorporate Parent’s comments with respect to such Tax Returns (unless unreasonable).

5.8.2 Parent-Prepared Tax Returns.

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company (i) for taxable periods that end after the Closing Date, including all Tax Returns for all complete taxable periods including but not ending on the Closing Date (collectively, the “Straddle Periods”), and (ii) for taxable periods ending on or before the Closing Date and which are due after the Closing Date. Parent shall cause the Surviving Corporation to pay all Taxes shown as due on such Tax Returns. Parent shall permit Holders’ Representative a reasonable period of time, but not less than 15 Business Days, to review and comment, prior to filing, on each Tax Return for a Straddle Period or that is described in clause (ii) of the first sentence of this Section 5.8.2(a). Parent and the Surviving Corporation shall consider in good faith any changes to such Tax Returns that are reasonably requested by Holders’ Representative with respect to Taxes for which the Noteholders and Management Carveout Plan Participants would bear liability pursuant to this Agreement. The Noteholders and the Management Carveout Plan Participants shall reimburse Parent in accordance with the provisions of ARTICLE XIII for any Pre-Closing Taxes due with respect to such Tax Returns, including as determined pursuant to Section 5.8.2(b).

(b) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as follows: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

5.8.3 Tax Contests.

(a) After the Closing, each of Parent, on the one hand, and Holders’ Representative, on the other hand, shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes (a “Tax Claim”) with respect to the Company for a Pre-Closing Tax Period or any Losses for which such other Party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.

(b) With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 5.8.1, or any income Taxes or income Tax Returns within the scope of clause (ii) of the first sentence of Section 5.8.2(a), the Noteholders and Management Carveout Plan Participants shall, through the Holders’ Representative, solely at the Noteholders’ and Management Carveout Plan Participants’ own cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that to the extent that any such Tax Claim could reasonably be expected to result in Parent, its Affiliates or the Surviving Corporation being liable for any additional Taxes hereunder, the Holders’ Representative (on behalf of the Noteholders and the Management Carveout Plan Participants) (i) shall keep Parent fully informed regarding such Tax Claim, and (ii) shall not settle such Tax Claim without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 5.8.2(a) (other than any Tax Claim described in Section 5.8.3(b)), Parent shall, solely at Parent’s own cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that to the extent that any such Tax Claim could reasonably be expected to result in the Noteholders or Management Carveout Plan Participants being liable for any additional Taxes hereunder, (i) Parent shall keep Holders’ Representative fully informed regarding such Tax Claim, (ii) Holders’ Representative and its counsel (at the Noteholders’ and Management Carveout Plan Participants’ expense) may participate in (but not control the conduct of) the defense of such Tax Claim, and (iii) Parent shall not settle such Tax Claim without the written consent of Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Any dispute, controversy or claim between Parent and Holders’ Representative with respect to the defense of any Tax Claim, as described in this Section 5.8.3, shall be resolved pursuant to Section 5.8.9.

5.8.4 Certification. Parent and Holders’ Representative agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions (including the Merger)).

5.8.5 Tax Sharing Agreements. The Company shall terminate all tax allocation agreements or tax sharing agreements with respect to the Company as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company under any such agreements.

5.8.6 Cooperation. Following the Closing Date, Parent, the Surviving Corporation and the Holders’ Representative shall, as reasonably requested by any Party: (a) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (b) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company; (c) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (d) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which any such other Party is responsible; and (e) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 5.8.6 shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.8.7 No Section 338 Tax Election; Other Tax Covenants. Neither Parent nor its Affiliates shall make a Tax election under Section 338 of the Code or any similar election under state, local or foreign Tax Law with respect to the Merger. Parent will not cause or permit the Surviving Corporation to take any action from the Closing until the end of the Effective Date other than in the Ordinary Course of Business to the extent that such action could result in any increased Tax liability or reduction of any Tax asset of the Company in respect of any Pre-Closing Tax Period without the prior written consent of the Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

5.8.8 Amended Tax Returns. Parent shall not cause or permit the Surviving Corporation or any Affiliate of Parent to amend any Tax Return of or with respect to the Company that relates to Taxes that are subject to indemnification by the Noteholders and Management Carveout Plan Participants hereunder without the prior written consent of Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such consent shall be required for an amendment of any Tax Return to be consistent with applicable Tax Law.

5.8.9 Transfer Taxes. The Noteholders and Management Carveout Plan Participants, on the one hand, and Parent, on the other hand, each shall be liable for one-half of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of or in connection with the Merger, including with respect to the Company Promissory Notes and the Senior Debt (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.

5.8.10 Dispute Resolution for Taxes. With respect to any dispute, controversy or claim relating to Taxes between Parent and the Noteholders, Management Carveout Plan Participants or the Company (prior to the Closing), or between Parent and the Noteholders and

Management Carveout Plan Participants (for any Tax for which an indemnity claim may exist under this Agreement), Parent and the Noteholders and Management Carveout Plan Participants, or the Company, as applicable, shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Parent or Holders’ Representative, as the case may be; but if the applicable parties are unable to resolve such dispute, controversy or claim, the parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the parties, to a mutually agreed upon national accounting firm or a mutually agreed upon tax lawyer who is a partner in a law firm, that, in each case, is: (a) familiar with transactions or operations of the sort at issue; and (b) independent with respect to each Party. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the mutually agreed upon firm or person, as described in the preceding sentence, relating to any dispute as to the amount of Taxes owed shall be paid by Parent, on the one hand, and the Noteholders and Management Carveout Plan Participants, on the other hand, in proportion to each Party’s respective liability for the portion of Taxes in dispute, as determined by such mutually agreed upon firm or person.

Section 5.9 Employment/Consulting Agreements. The Company acknowledges that Nicole Castro Faulkner has executed and delivered to Parent an employment agreement and Marc Jones has executed and delivered to Parent a consulting agreement, each substantially in the forms attached hereto as Exhibit H-1 and Exhibit H-2, respectively, which agreements shall become binding and effective as of the Closing Date (collectively, the “Employment/Consulting Agreements”).

Section 5.10 Officers and Directors Insurance. Prior to the Closing Date, the Company shall obtain a prepaid extended reporting period or tail policy insuring the current and former officers or directors of the Company under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and ending six years thereafter and which shall afford coverage for actual or alleged acts or omissions occurring at, during or prior to the Closing Date including with respect to the Transactions (including the Merger) (the “D&O Tail Insurance”). The Company shall bear the cost of such insurance coverage and such costs which, to the extent not paid prior to the Closing Date, shall be included in the determination of the Company Transaction and Bonus Expenses and paid by Parent pursuant to Section 2.9.1(b).

Section 5.11 Employee Matters.

5.11.1 Continuing Employees. Nothing in this Agreement shall give rise to any obligation by Parent to retain any Current Employee, any group of Current Employees of the Company or any Company Plan following the Closing Date. Continuing Employees who become eligible to participate in any welfare benefit plan or pension plan (intended to qualify under Section 401(a) of the Code) of Parent (each a “Parent Plan”) shall receive credit for purposes of eligibility and vesting for years of service with the Company prior to the Effective Time to the extent that such service was recognized under the corresponding Company Plan prior to the Effective Time; provided that such service shall not be recognized if and to the extent that it would result in the duplication of benefits or is not possible or practical under a Parent Plan.

For clarity, service credit shall not be given for benefit accrual, early retirement subsidies or entitlement purposes under any Parent Plan and shall not be given for any purpose under any Parent plans or programs other than welfare benefit plans or pension plans, including any equity plans, but excluding any personal time off plans and vacation programs.

5.11.2 Company Plans. Parent reserves the right to request that the Company cease contributions to and/or terminate one of more of the Company Plans effective immediately prior to Closing. Any such cessation or termination may only be undertaken (i) in accordance with the governing documents and Contracts for the Company Plans (including through plan amendment) and (ii) if such cessation or termination conforms with applicable Laws.

5.11.3 No Third-Party Beneficiaries. This Section 5.11 is not intended to amend any benefit plans or arrangements of Parent or any of its Subsidiaries, to limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person who is not a Party to this Agreement.

Section 5.12 No Negotiations, Etc. The Company shall not and shall cause the Holders and their respective Representatives not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction (defined below). The Company shall promptly but not later than 48 hours of the occurrence of the relevant event notify Parent orally and in writing if any inquiries, proposals, or requests for information concerning a Competing Transaction are received by the Company, the Holders or any of their respective Representatives. The written notice shall include the identity of the Person making such inquiry, proposal, or request and the terms and conditions thereof as well as a copy of such inquiry proposal or request. For purposes of this Section 5.12, “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions, including the Merger) involving (i) any sale of stock or other equity interests in the Company, (ii) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company, (iii) any sale, lease, exchange, license (other than in the Ordinary Course of Business), mortgage, pledge, transfer, or other disposition of the assets of the Company (other than disposition of inventory in the Ordinary Course of Business), including the so-called MIPS Pediatrics (including Family EXOME and Autism/Development Delay), PGS or carrier screening-related assets or businesses, or (iv) any other transaction or series of transactions which could reasonably preclude the consummation of the Transactions (including the Merger).

Section 5.13 Termination of the Company Option Plan. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate the Company Option Plan (as well as all Company Options and Company Warrants), effective as of the Effective Time.

Section 5.14 MIPS. Parent (on behalf of itself and its Affiliates, including the Surviving Corporation) acknowledges and agrees that: (i) at any time before the Hold-Back Payment Date, the Holders’ Representative may effect a sale (a “MIPS Sale”) of those assets and Intellectual Property Rights in existence as of immediately prior to the Closing Date which relate solely and exclusively to the Company’s molecular inversion probe target capture technology

(the “MIPS Assets”); and (ii) Parent will provide reasonable cooperation and assistance in connection with effecting a MIPS Sale, including (a) facilitating due diligence investigations and (b) executing and delivering such agreements, instruments and other documents as are necessary to sell the MIPS Assets. Notwithstanding any provision herein to the contrary, (x) Parent shall have sole discretion to reject any MIPS Sale if Parent determines that there are any Liabilities (whether actual, potential, contingent or otherwise) of any amount or nature whatsoever that could be payable or borne by Parent or its Affiliates (including the Surviving Corporation), or for which Parent or its Affiliates (including the Surviving Corporation) could otherwise have any Liability, in connection with the MIPS Assets or as a result of any such MIPS Sale, (y) as a condition to the consummation of any MIPS Sale, Parent and its Affiliates (including the Surviving Corporation), as well as their assignees and sublicensees (without restriction), shall retain an irrevocable and royalty-free license to use (including to research, develop, manufacture, sell and import) the MIPS Assets for all purposes, and, (z) without limiting any other remedies of the Parent Indemnified Persons, the Parent Indemnified Persons may exercise the Offset Right (without any time limitations) against any Noteholder MIPS Proceeds. The proceeds (whether in the form of up-front payments, contingent payments, fees or otherwise) from a MIPS Sale, after deducting the sum of all Taxes and expenses incurred by Parent and its Affiliates in connection with the MIPS Sale plus the amount of $1,400,000 which shall remain with Parent (such net amount, the “Noteholder MIPS Proceeds”), shall be payable to the Noteholders and the Management Carveout Plan Participants, in each case in accordance with the Note Termination Agreements and Management Carveout Plan, as applicable, and the Noteholders and Carveout Plan Allocation Schedule; provided, however, that any delivery of Noteholder MIPS Proceeds to any Noteholder or Management Carveout Plan Participant shall be subject to the payment by such Noteholder or Management Carveout Plan Participant of such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Tax Law as well as the delivery of any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable). Without limitation, the Company, the Noteholders and the Management Carveout Plan Participants acknowledge and agree that neither Parent nor any of its Affiliates shall have any Liability for any of the MIPS Assets, including with respect to the maintenance and prosecution of any Intellectual Property Rights included within the MIPS Assets, and that the Noteholders and Management Carveout Plan Participants should look solely to themselves or the Holders’ Representative in this regard.

ARTICLE VI: CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions (including the Merger) are subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:

6.1.1 Representations and Warranties. (a) Each of the representations and warranties of the Company contained in Section 3.1 (Organizational Matters), Section 3.2 (Authority; Noncontravention; Voting Requirements) and Section 3.3 (Capitalization) and each of the representations and warranties of the Noteholders contained in the Note Termination Agreements and the Management Carveout Plan Participants in the Management Carveout Plan Participant Agreements shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (with respect solely to this clause (b)) (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Company Material Adverse Effect (provided that all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of the Company in Article III of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

6.1.2 Performance of Obligations of Company. The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing; provided, that, with respect to any such covenants agreements or obligations which are subject to materiality, Material Adverse Effect, substantial compliance or similar materiality qualifications, the Company shall have performed such covenants, agreements and obligations in all respects.

6.1.3 No Litigation. No Action shall have been instituted, commenced or threatened and no Action shall remain pending that seeks to or could reasonably be expected to (a) restrain, prevent, enjoin, prohibit or make illegal the Transactions (including the Merger), (b) cause any of the Transactions (including the Merger) to be rescinded following the Closing Date or (c) impose limitations on the ability of the Surviving Corporation to effectively conduct its business following the Closing Date or (d) compel Parent or the Company to dispose of any portion of the Company’s business or assets.

6.1.4 Employment/Consulting Agreements. The Employment/Consulting Agreements described in Section 5.9 shall have been executed and delivered to Parent at or prior to the execution of this Agreement and no such Employment/Consulting Agreement shall have been amended, terminated, cancelled or repudiated.

6.1.5 Resignation of Officers and Directors. Parent shall have received resignations, in form and substance reasonably satisfactory to Parent, effective as of the Effective Date from each officer and director of the Company, other than those continuing officers and directors specified to the Company by Parent in writing at least two Business Days prior to the Closing Date.

6.1.6 Delivery of Closing Certificates. Parent shall have received:

(a) Secretary’s Certificate. A certificate dated as of the Closing Date, signed by the Secretary of the Company, certifying (i) the continued effectiveness of the Company Charter Documents, (ii) the names and incumbency of each of the officers of the Company executing this Agreement and each of the other Transaction Agreements, (iii) the valid adoption of resolutions of the Board of Directors of the Company approving this Agreement and the consummation of the Transactions (including the Merger) and (iv) that the Holders have adopted and approved this Agreement and the transactions contemplated hereby;

(b) Closing Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions precedent set forth in Section 6.1.1, Section 6.1.2, Section 6.1.3, Section 6.1.8, Section 6.1.9, Section 6.1.10, Section 6.1.12, Section 6.1.14, Section 6.1.16, and Section 6.1.17 have been met;

(c) Allocation Schedule Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the Allocation Schedule is true and correct in all respects;

(d) Good Standing Certificates. Certificates of good standing with respect to the Company issued by the Company’s jurisdiction of organization, dated not more than five (5) Business Days prior to the Closing Date;

(e) FIRPTA Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3); and

(f) Certificate of Merger. The Certificate of Merger, duly executed by the Company.

6.1.7 Release of Liens. Other than from the Noteholders with respect to the Company Promissory Notes (which will be addressed by the Note Termination Agreements), Parent shall have received payoff letters, in form and substance reasonably satisfactory to Parent, from each lender to the Company evidencing the aggregate amount of Company Debt outstanding as of the Closing Date and an agreement that, if such aggregate amount is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all Liens of the Company shall be released forthwith.

6.1.8 Transaction Expenses. Parent shall have received written statements from the Company’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from the Company, in connection with services provided with respect to this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction and Bonus Expenses that remain payable to such Person with respect to services rendered through the Closing Date.

6.1.9 No Material Adverse Effect. Since the Interim Balance Sheet Date, no Company Material Adverse Effect shall have occurred.

6.1.10 280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company shall have submitted such parachute payments to the Stockholders for approval and the Stockholders shall have (a) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (b) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in accordance with applicable Law.

6.1.11 Note Termination Agreements and Management Carveout Plan Participant Agreements. The Company shall have delivered to Parent (i) the Note Termination Agreements duly executed by all Noteholders and the Company and (ii) the Management Carveout Plan Participant Agreements duly executed by all Management Carveout Plan Participants and the Company.

6.1.12 No Injunctions or Restraints. No Order shall be in effect (a) enjoining, restraining, preventing or prohibiting consummation of the Transactions (including the Merger), (b) causing any of the Transactions (including the Merger) to be rescinded following the Closing Date, (c) imposing limitations on the ability of the Surviving Corporation to effectively conduct its business following the Closing Date or (d) compelling Parent or the Company to dispose of any portion of the Company’s business or assets.

6.1.13 Governmental Consents. All filings with and consents of any Governmental Authority required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.

6.1.14 Required Consents. The Company shall have obtained and delivered to Parent all Required Consents.

6.1.15 Exchange Agent Agreement. The Exchange Agent Agreement shall have been executed and delivered by the Exchange Agent to Parent at or prior to the execution of this Agreement and shall not have been amended, terminated, cancelled or repudiated.

6.1.16 Preferred Stock Conversion. The Preferred Stock Conversion shall have been effected.

6.1.17 Stockholder Approval. The adoption of this Agreement shall have been duly approved by the Requisite Stockholder Approval. The number of shares of Company Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares shall be less than five percent (5%) of the Company Common Stock (after giving effect to the Preferred Stock Conversion), and no shares of Company Common Stock issued upon the conversion of the Company Preferred Stock (i.e., pursuant to the Preferred Stock Conversion) shall constitute (or be eligible to become) Dissenting Shares.

6.1.18 No Company Options or Warrants. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of (i) the Company Option Plan, (ii) all outstanding Company Options and (iii) all outstanding Company Warrants.

6.1.19 Credit Facility Waiver or Consent. Parent shall have received any consent, amendment or waiver required pursuant to the terms of that certain Loan and Security Agreement dated as of March 15, 2017 between Oxford Capital, LLC and Parent (as it may be amended from time to time) such that none of the Merger or the other transactions contemplated by this Agreement shall cause or represent a breach of event of default thereunder.

6.1.20 Noteholder and Management Carveout Plan Participant Tax Forms. The Company shall have delivered to Parent a Form W-9 (Request for Taxpayer Identification Number and Certification) or a Form W-8, as applicable, executed by each Noteholder and Management Carveout Plan Participant.

Section 6.2 Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions (including the Merger) is subject to the satisfaction (or waiver, if permissible under applicable Law) prior to the Closing of the following conditions:

6.2.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in Article IV that is qualified by “materiality”, “Parent Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date.

6.2.2 Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement prior to the Closing.

6.2.3 Delivery of Closing Certificate. The Company shall have received a certificate dated as of the Closing Date signed by Chief Executive Officer or Chief Financial Officer of Parent and the certifying that the conditions precedent set forth in Section 6.2.1 and Section 6.2.2 have been met.

6.2.4 Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

ARTICLE VII: TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions (including the Merger) abandoned at any time prior to the Closing (whether before or after the adoption of this Agreement by the Stockholders):

7.1.1 By the mutual written consent of the Company and Parent;

7.1.2 By either the Company or Parent, upon written notice to the other Party, if the Merger shall not have been consummated on or before the date that is thirty (30) days after the Signing Date, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside

Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Merger to occur on or before the Outside Date;

7.1.3 By the Company or Parent, if any final and non-appealable Order or any Law has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Merger;

7.1.4 By Parent, if any of the representations or warranties of the Company set forth in ARTICLE III or if any of the representations and warranties of the Noteholders contained in the Note Termination Agreements or the Management Carveout Plan Participants in the Management Carveout Plan Participant Agreements shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), such that the condition to Closing set forth in Section 6.1.1 or Section 6.1.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) 20 days after written notice thereof is delivered to the Company and (ii) the Outside Date; provided that this provision shall not be available to Parent if Parent is then in breach of this Agreement;

7.1.5 By the Company, if any of the representations or warranties of Parent set forth in ARTICLE IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2.1 and Section 6.2.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) twenty (20) days after written notice thereof is delivered to Parent and (ii) the Outside Date; provided that this provision shall not be available to the Company if the Company is then in breach of this Agreement; and

7.1.6 By Parent, upon written notice to the Company, if since the Interim Balance Sheet Date the Company has experienced a Material Adverse Effect.

Section 7.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void (other than the provisions of this ARTICLE VII, Section 5.4 (Public Announcement), Section 5.6 (Confidentiality), Section 9.14 (Governing Law), Section 9.15 (Exclusive Jurisdiction; Venue; Service of Process) and Section 9.16 (Jury Trial) and any provision hereof that forms the basis for a claim of breach of this Agreement prior to the termination of this Agreement, all of which shall survive termination of this Agreement and remain in full force and effect, without further liability on the part of the Parties or any of their respective directors, officers or Affiliates, except that nothing shall relieve any Party from liability related to claims sounding in contract, tort or otherwise related to a breach of this Agreement prior to the termination of this Agreement.

ARTICLE VIII: SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival. All representations and warranties of the Parties contained in this Agreement or any other Transaction Agreement or in any certificate or schedule delivered hereunder or thereunder shall survive the Closing until the Hold-Back Payment Date; provided however that, (a) the representations and warranties contained in Section 3.1 (Organizational Matters), Section 3.2 (Authority; Noncontravention; Voting Requirements), Section 3.3 (Capitalization), Section 3.4 (No Consents or Approvals), Section 3.13 (Assets; Title; Sufficiency; Condition), and Section 3.22 (Brokers and Other Advisors) (collectively, the “Company Fundamental Representations”), shall survive until the later of six years after the Closing Date and 30 days after the expiration of the applicable statute of limitations; (b) the representations and warranties contained in Section 3.8 (Compliance with Laws; Permits), Section 3.10 (Employee Benefits and Labor Matters), Section 3.15 (Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery), Section 3.17 (Related Party/Affiliate Transactions), and Section 3.21 (Certain Business Practices) shall survive for a period of two (2) years after the Closing Date; (c) the representations and warranties contained in Section 3.9 (Taxes) shall survive until 30 days following expiration of the applicable statute of limitations (including any extensions or tolling thereof) relating to the underlying Tax matter; (d) the representations and warranties at Section 4.1 (Organization, Standing and Corporate Power) and Section 4.2.1 (Authority) (collectively, the “Parent Fundamental Representations” and collectively with the Company Fundamental Representations, the “Fundamental Representations”) shall survive until the later of six years after the Closing Date and 30 days after the expiration of the applicable statute of limitations and (e) all of the covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith that is intended to survive the Closing shall survive the Closing and continue in full force and effect until fully performed (the Hold-Back Payment Date or the last day of any of the periods specified in clauses (a), (b), (c), (d) and (e), the “Survival Date”). Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim, shall continue until such claim is finally resolved pursuant to the terms of this ARTICLE VIII. Notwithstanding anything in this Agreement to the contrary, claims for fraud, willful misconduct or intentional misrepresentation shall survive indefinitely.

Section 8.2 Indemnification.

8.2.1 Indemnification by Noteholders, Management Carveout Plan Participants and Parent. Subject to the terms, conditions and limitations of this ARTICLE VIII:

(a) each Noteholder and Management Carveout Plan Participant (severally and not jointly in accordance with such Noteholder’s and Management Carveout Plan Participant’s allocable portion of the Closing Date Merger Consideration as indicated on the Allocation Schedule), shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses suffered, sustained or incurred by any such Parent Indemnified Person, whether or not involving a Third Party Claim, caused by, in connection with, as a result of or arising out of:

(i) any breach of, or misrepresentation or inaccuracy in any of the representations or warranties (other than the Company Fundamental Representations) made by the Company in this Agreement or in any other Transaction Agreement to which it is a party, including in any certificate delivered by or on behalf of the Company pursuant hereto;

(ii) any breach of, or misrepresentation or inaccuracy in any of the Company Fundamental Representations;

(iii) any breach of or failure to perform any covenant or agreement of the Company provided for in this Agreement or any other Transaction Agreement with respect to covenants required to be performed prior to the Closing;

(iv) (A) any Pre-Closing Taxes, (B) any Tax of any member of an affiliated, combined, consolidated, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local, or foreign Law), (C) any Tax for a Pre-Closing Tax Period of any Person for which the Company is liable as a transferee or successor, by contract, pursuant to any Law or otherwise, (D) the liability of the Holders or Management Carveout Plan Participants for Transfer Taxes pursuant to Section 5.8, (E) any and all Taxes resulting from a breach of a covenant of the Holders, the Management Carveout Plan Participants or the Holders’ Representative contained in Section 5.8; and (F) any and all Taxes imposed on the Holders or Management Carveout Plan Participants resulting from or attributable to the Merger or the other transactions contemplated by this Agreement; provided, however, that in the case of clauses (A)-(F), above, the Holders and Management Carveout Plan Participants shall be liable only to the extent that such Taxes are not included in the calculation of Closing Net Working Capital;

(v) any Company Transaction and Bonus Expenses not paid at or prior to the Closing;

(vi) any inaccuracy in the Allocation Schedule or any Liability under any Company Promissory Note (except for the payment of consideration as contemplated by Section 2.7.5);

(vii) any appraisal rights exercised by any Stockholder to the extent not covered by amounts returned to the Parent with respect to Dissenting Shares pursuant to Section 2.12;

(viii) any MIPS Sale as well as any expenses incurred in connection with a proposed MIPS Sale which are not recovered from the proceeds thereof;

(ix) any fraud, willful misconduct or intentional misrepresentation committed by any Holder, Management Carveout Plan Participant or the Company, including any director, officer or Employee of the Company, in connection with the negotiation and execution of this Agreement or the other Transaction Agreements and the consummation of the Transactions (including the Merger); and

(x) any Action relating to any breach or alleged breach or any other matter of the type referred to in the foregoing clauses (i)-(ix) above (including any Action commenced by any Parent Indemnified Person for the purpose of enforcing any of its rights under this Section 8.2), solely to the extent that such breach or alleged breach, if assumed to be true, would entitle the Parent Indemnified Persons to indemnification hereunder after taking into account the applicable Survival Date.

(b) Parent shall indemnify, defend and hold harmless the Holder Indemnified Persons from and against any and all Losses suffered, sustained or incurred by any such Person, whether or not involving a Third Party Claim, caused by, in connection with, as a result of or arising out of:

(i) any breach of, or misrepresentation or inaccuracy in any of the representations or warranties (other than the Parent Fundamental Representations) made by Parent or Merger Sub in this Agreement or in any other Transaction Agreement to which it is a party;

(ii) any breach of, or misrepresentation or inaccuracy in any of the Parent Fundamental Representations; and

(iii) any breach of or failure to perform any covenant or agreement of Parent or Merger Sub provided for in this Agreement or any other Transaction Agreement.

8.2.2 Calculation of Losses. Solely for purposes of calculating the amount of Losses pursuant to this Article VIII (and not for determining the existence of a breach of any representation or warranty), the representations and warranties of the Company in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be deemed to be made without such materiality or Company Material Adverse Effect qualifiers; provided, however, that this Section 8.2.2 shall not apply to the term “Material Contract.”

8.2.3 General Limitations on Claims. Notwithstanding anything herein to the contrary:

(a) (i) (1) the aggregate amount that may be recovered by the Parent Indemnified Persons for Losses under Section 8.2.1(a)(i) (other than with respect to breach of Company Fundamental Representations or with respect to any claims arising from any fraud, willful misconduct or intentional misrepresentation by the Company or any Noteholder or Management Carveout Plan Participant) shall be limited to the amount available pursuant to exercises of the Offset Right, and (2) the aggregate amount that may be recovered by the Parent Indemnified Persons for Losses under Section 8.2.1(a)(i) (to the extent not within the foregoing clause (1)) and Sections 8.2.1(a)(ii) through (a)(x) shall not exceed an amount equal to the Final Merger Consideration; provided, however, that: (i) neither this Section 8.2.3(a), nor any other provision of this Agreement, shall limit the rights of any Parent Indemnified Person to any injunctive relief or other equitable remedy; and (ii) nothing in this Agreement shall limit the liability in amount or otherwise of any Noteholder or Management Carveout Plan Participant with respect to any claims arising from any fraud, willful misconduct or intentional misrepresentation by such Noteholder or Management Carveout Plan Participant;

(b) (i) the aggregate amount that may be recovered by the Holder Indemnified Persons for Losses under Section 8.2.1(b) shall not exceed an amount equal to the Upfront Noteholder Consideration Amount plus the Remaining Hold-Back Shares; provided, however, that: (i) neither this Section 8.2.3(b), nor any other provision of this Agreement, shall limit the rights of any Holder Indemnified Person to any injunctive relief or other equitable remedy; and (ii) nothing in this Agreement shall limit the liability in amount or otherwise of Parent with respect to any claims arising from any fraud, willful misconduct or intentional misrepresentation;

(c) neither the Parent Indemnified Persons nor the Holder Indemnified Persons may recover for Losses under Section 8.2.1(a)(i) or Section 8.2.1(b)(i), as applicable, unless and until Losses have been incurred, paid or properly accrued in an aggregate amount greater than $250,000 (the “Limitation”), in which case the Parent Indemnified Persons or the Holder Indemnified Persons, as applicable, shall be entitled to seek compensation for all Losses (i.e., back to the first dollar); provided, however, that the Limitation shall not apply with respect to any Damages to the extent (i) resulting from a breach of any Fundamental Representation or (ii) arising from any fraud, willful misconduct or intentional misrepresentation;

(d) each Indemnified Person shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss;

(e) in no event shall any Indemnified Person be entitled to recover for any amounts in respect of consequential or punitive damages except (1) in the case of consequential damages, to the extent such damages are the reasonably foreseeable consequence of the relevant breach, or (2) in the case of punitive damages, to the extent claimed, obligated, paid or awarded to a third party; and

(f) the maximum amount of Losses for which any Noteholder or Management Carveout Plan Participant shall have any Liability under this ARTICLE VIII shall be limited to the portion of the Final Merger Consideration distributed to such Noteholder or Management Carveout Plan Participant (as indicated on the Allocation Schedule); provided, however, that the foregoing shall not limit the liability in amount or otherwise of any Noteholder or Management Carveout Plan Participant with respect to any claims arising from any fraud, willful misconduct or intentional misrepresentation by such Noteholder or Management Carveout Plan Participant.

8.2.4 Pursuit of Offset Right. Parent shall pursue the Offset Right as to any Noteholder or Management Carveout Plan Participant or as a first step with respect to the liability of such Noteholder or Management Carveout Plan Participant for Losses pursuant to Section 8.2.1(a), but only to the extent (i) then available to Parent and (ii) Parent does not commercially reasonably believe in good faith that pursuing the Offset Right would be detrimental to Parent (including with respect to the availability and adequacy of the Offset Right as to other current or potential claims).

Section 8.3 Offset Right.

8.3.1 Offset Right. Without limiting any other remedies of the Parent Indemnified Persons, from and after the Effective Date, and subject to the limitations set forth in this Article VIII, the Parent Indemnified Persons shall be entitled to recover (the “Offset Right”) against the Remaining Hold-Back Shares the amount of any Losses as to which the Noteholders and Management Carveout Plan Participants are obligated to indemnify and hold the Parent Indemnified Persons harmless from under Section 8.2.1(a).

8.3.2 Exercise of Offset Right. To exercise the Offset Right, Parent shall (on behalf of Parent or any other Parent Indemnified Persons at issue), prior to the Hold-Back Payment Date, deliver to the Holders’ Representative at the notice address set forth in Section 9.2 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to the Holders’ Representative), a certificate signed by Parent (an “Offset Certificate”): (i) stating in good faith that one or more of the Parent Indemnified Persons has suffered or incurred Losses which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any issuance of shares of Parent’s Common Stock shall be stayed to the extent of the Stated Damages as provided in Section 2.15.

8.3.3 Perfection of Offset Right. After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to the Holders’ Representative, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the value of the shares of Parent Common Stock issuable to the Noteholders and Management Carveout Plan Participants pursuant to Section 2.15 shall be reduced by an equal amount (as provided in the definition of Remaining Hold-Back Shares) unless (i) the Holders’ Representative shall object in a written statement delivered to Parent to the claims made in the Offset Certificate and (ii) such statement shall have been delivered to Parent prior to the expiration of such thirty (30) day period.

8.3.4 Objection to Offset Right. If the Holders’ Representative shall timely object in writing to an exercise of the Offset Right by Parent, the Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within thirty (30) days after such objection. If the Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such parties, which shall include a statement of the amount of resulting reduction in value (as provided in the definition of Remaining Hold-Back Shares) of the shares of Parent Common Stock issuable to the Noteholders and Management Carveout Plan Participants pursuant to Section 2.15.

8.3.5 Settlement of Offset Right. If no agreement can be reached after good faith negotiation between the Holders’ Representative and Parent pursuant to Section 8.3.5, either Parent or the Holders’ Representative may initiate an Action with the state or federal courts located in New Castle County Delaware to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the parties.

Section 8.4 Claims for Indemnification; Resolution of Conflicts.

8.4.1 Third-Party Claims.

(a) In the event that any Action is instituted, or that any claim is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter hereunder (a “Third Party Claim”), the Indemnified Person seeking indemnification for any related Loss (including a Parent Indemnified Person seeking indemnification for any related loss through an Offset Right) shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice. Subject to the provisions of this Section 8.4.1, and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with clause (d) of this Section 8.4.1, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within 30 days (or sooner, if the nature of the Third Party Claim so requires) of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with this Agreement. If the Indemnifying Party does not elect within 30 days (or sooner, if the nature of the Third Party Claim so requires) to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnified Person may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its choice at the expense of the Indemnifying Party.

(b) If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim:

(i) the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;

(ii) the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and

(iii) the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.

(c) In connection with this Section 8.4.1, the Parties agree to:

(i) cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim;

(ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;

(iii) preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and

(iv) provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;

provided that such cooperation referenced in clauses (i) through (iv) shall not be required if it could reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(d) Except as permitted in this Section 8.4.1, the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (i) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (ii) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (iii) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any. Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this ARTICLE VIII. The costs incurred by Holders’ Representative pursuant to participating in the defense of any Third Party Claims shall constitute Holders’ Representative Expenses.

(e) Notwithstanding anything in this Agreement to the contrary, if (i) a Third Party Claim seeks relief other than the payment of monetary damages, (ii) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person, which Third Party Claim, if decided against the Indemnified Person, could adversely affect the ongoing business of the Indemnified Person, (iii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (iv) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 8.2.3(a) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to contest, defend and settle such Third Party Claim. If the Indemnified Person elects to exercise such right to contest, defend and settle such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within 30 days of the later of (x) receiving the applicable Third Party Indemnification Claim Notice or (y) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (i), (ii) or (iii) of this Section 8.4.1(e). In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend against, negotiate, settle or otherwise deal with any Third Party Claim. If the Indemnified Person elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, and (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim. If the Indemnified Person does not elect to contest, defend and settle such Third Party Claim, then the Indemnifying Party shall then have the right to contest and defend such Third Party Claim as described above in Section 8.4.1(a).

Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 5.8.3 rather than this Section 8.4.1. To the extent that the provisions of this Section 8.4.1 conflict with the provisions of Section 5.8(c) (Tax Contests), Section 5.8(c) shall control.

8.4.2 Notification of Other Indemnification Claims. In order for a Parent Indemnified Person to be entitled to any indemnification for claims other than as contemplated or covered by the Offset Right (although, for the avoidance of doubt, a claim tendered pursuant to the Offset Right shall suffice for all purposes even if not covered, or fully covered, by the Offset Right), such Parent Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Losses, notify the Holders’ Representative in writing of such Losses specifying in reasonable detail the nature of such Losses and the amounts of liability estimated to accrue therefrom (a “Non-Offset Notice”). The failure to so notify the Holders’ Representative shall not relieve any Noteholder or Management Carveout Plan Participant from any liability that such Noteholder or Management Carveout Plan Participant may have to Parent, except to the extent that any such Noteholder or Management Carveout Plan Participant is materially prejudiced as a result of such failure. Thereafter, Parent shall keep the Holders’ Representative reasonably updated with respect to the status of the Losses at issue and the defense thereof. The Holders’ Representative may object to a claim for indemnification set forth in a Non-Offset Notice by delivering a notice to the Parent Indemnified Person seeking indemnification within 30 days of the delivery of the Non-Offset Notice, setting forth in reasonable detail the objections to the claim. If the Holders’ Representative either notifies the applicable Indemnified Person that it does not object or does not object in writing by the end of such 30-day period, such failure to so object shall be an irrevocable acknowledgment that the Parent Indemnified Person is entitled to the full amount of the claims set forth in such Non-Offset Notice, and the Holders’ Representative (as well as the Noteholders and Management Carveout Plan Participants) shall take all necessary actions under this Agreement to effect payment in respect thereof. If the Holders’ Representative shall timely object in writing to a Non-Offset Notice, the Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to such claim within thirty (30) days after such objection. If the Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by the Holders’ Representative and Parent. If no agreement can be reached after good faith negotiation between the Holders’ Representative and Parent, either Parent (or any Parent Indemnified Person) or the Holders’ Representative may initiate an Action with the state or federal courts located in New Castle County Delaware to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Non-Offset Notice shall be binding and conclusive upon the parties.

8.4.3 Claims Unaffected by Investigation. The right of an Indemnified Person to indemnification or to assert or recover on any claim hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.

8.4.4 Surviving Corporation. The Parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Person) the Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.

8.4.5 Exclusive Remedy. Subject to Section 9.9 and Section 5.8, and except with respect to fraud, willful misconduct and intentional misrepresentation and the provisions set forth in Section 2.14, the Parties acknowledge and agree that the remedies provided for in this ARTICLE VIII shall be the Parties’ sole and exclusive remedy with respect to any and all claims for any breach, inaccuracy, misrepresentation or nonperformance, as applicable, of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement.

8.4.6 Indemnification Adjusts Merger Consideration for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as well as exercises of the Offset Right as adjustments to the consideration paid in the Merger for Tax purposes to the extent permitted under applicable Law.

8.4.7 No Subrogation. No Holder or Management Carveout Plan Participant shall make any claim for indemnification against either the Parent Indemnified Persons or the Surviving Corporation based on the fact that such Holder or Management Carveout Plan Participant was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Parent Indemnified Person against any Holder or Management Carveout Plan Participant under or relating to this Agreement or any other Transaction Agreement or the Transactions. With respect to any claim brought by a Parent Indemnified Person against any Noteholder or Management Carveout Plan Participant under or relating to this Agreement, any Transaction Agreement or the Transactions, each Noteholder and Management Carveout Plan Participant expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which such Holder or Management Carveout Plan Participant may become subject under or in connection with this Agreement.

8.4.8 Specific Element of Consideration. The indemnification obligations of the Noteholders and Management Carveout Plan Participants in this Article VIII are, without limitation, (a) a specific element of the consideration that induced Parent to enter into this Agreement and to perform its obligations as contemplated hereby and (b) intended to be fully enforceable on the terms provided in this Article VIII.

Section 8.5 Holders’ Representative.

8.5.1 Appointment. By virtue of approving the Merger and the execution of the Letter of Transmittal, Note Termination Agreement and/or Management Carveout Plan Participant Agreement, each of the Holders and Management Carveout Plan Participants shall irrevocably nominate, constitute and appoint Holders’ Representative with full power of substitution, to act in the name, place and stead of the Holders and Management Carveout Plan Participants for purposes of executing any documents and taking any actions that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this ARTICLE VIII. OrbiMed Private Investments III, LP hereby accepts its appointment as Holders’ Representative.

8.5.2 Authority. The Holders and Management Carveout Plan Participants grant to Holders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Holder or and Management Carveout Plan Participant, as applicable (in the name of any or all of the Holders or and Management Carveout Plan Participants or otherwise) any and all documents that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Holders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.5. Notwithstanding anything in any Transaction Agreement to the contrary: (a) each Indemnified Person shall be entitled to deal exclusively with Holders’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off (including Offset Rights) pursuant to ARTICLE VIII; and (b) the Parent, each Parent Indemnified Person, the Exchange Agent, and each Holder and Management Carveout Plan Participant shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder or and Management Carveout Plan Participant by Holders’ Representative and on any other action taken or purported to be taken on behalf of any Holder or and Management Carveout Plan Participant by Holders’ Representative as fully binding upon such Holder or and Management Carveout Plan Participant. A decision, act, consent or instruction of Holders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.4 or Section 9.5 shall constitute a decision of the Holders and Management Carveout Plan Participants and shall be final, binding and conclusive upon the Holders and Management Carveout Plan Participants. The Exchange Agent, Parent, Merger Sub, and the Surviving Corporation may rely upon any such decision, act, consent or instruction of Holders’ Representative as being the decision, act, consent or instruction of the Holders and Management Carveout Plan Participants. The Exchange Agent, the Parent, Merger Sub, and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Holders’ Representative.

8.5.3 Power of Attorney. The Holders and Management Carveout Plan Participants recognize and intend that the power of attorney granted to the Holders’ Representative: (a) is coupled with an interest and is irrevocable; (b) may be delegated by Holders’ Representative; and (c) shall survive the death, dissolution or incapacity, as applicable, of each of the Holders and Management Carveout Plan Participants.

8.5.4 Replacement. If Holders’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Holders and Management Carveout Plan Participants shall (by consent of those Persons entitled, or who were entitled, to at least a majority of the Initial Hold-Back Shares), within 10 days after such dissolution, resignation or inability, appoint a successor to Holders’ Representative reasonably satisfactory to Parent. Any such successor shall succeed Holders’ Representative as Holders’ Representative hereunder. If for any reason there is no Holders’ Representative at any time, all references herein to Holders’ Representative shall be deemed to refer to the Holders and Management Carveout Plan Participants who may take action by the written consent of Persons entitled to at least a majority of any further distributions hereunder.

8.5.5 Indemnification; Holders’ Representative Expenses. The Holders’ Representative shall not be liable to the Holders or Management Carveout Plan Participants for any action taken or omitted to be taken by it as Holders’ Representative except in the case of willful misconduct or gross negligence. The Holders and Management Carveout Plan Participants shall severally, but not jointly, indemnify Holders’ Representative and hold Holders’ Representative harmless from and against all Holders’ Representative Expenses.

ARTICLE IX: GENERAL PROVISIONS

Section 9.1 Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:

9.1.1 Provisions.

(a) When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.

(e) The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.

(f) The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.

(g) A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.

(h) Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.

(i) References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least five (5) Business Days prior to the date of this Agreement, in the Company’s “GSG Data Room” electronic data room hosted by Donnelley Financial Solutions Venue.

(j) When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

9.1.2 No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.

Section 9.2 Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) when receipt is electronically confirmed, if sent by facsimile or email of a PDF document, (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (d) three Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, facsimile number or email address following such Party’s name below or such other address, facsimile number or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 9.2:

If to Parent or Merger Sub, to:

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Attention: Lee Bendekgey, COO and Tom Brida, General Counsel

Email:

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

Attention: Mike Hird

Email: mike.hird@pillsburylaw.com

If to the Company (before the Closing), to:

Good Start Genetics, Inc.

237 Putnam Ave # 2

Cambridge, MA 02139

Attention: Jeffrey Luber

Email: jluber@gsgenetics.com

Facsimile:

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Alex Aber

Email: AAber@foleyhoag.com

Facsimile: (617) 832-7000

with a copy (which shall not constitute notice) to:

Safeguard Scientifics, Inc.

170 North Radnor-Chester Road, Suite 200

Radnor, Pennsylvania 19087

Attention: Chief Operating Officer

Facsimile: (610) 482-9105

If to Holders’ Representative, to:

OrbiMed Private Investments III, LP

601 Lexington Avenue

54th Floor

New York, New York 10022

Email:

Facsimile: (212) 739-6444

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Alex Aber

Email: AAber@foleyhoag.com

Facsimile: (617) 832-7000

with a copy (which shall not constitute notice) to:

Safeguard Scientifics, Inc.

170 North Radnor-Chester Road, Suite 200

Radnor, Pennsylvania 19087

Attention: Chief Operating Officer

Facsimile: (610) 482-9105

Section 9.3 Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Parent or Merger Sub may, without the prior consent of any other Party, collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 9.3 shall be null and void ab initio. Subject to the foregoing terms of this Section 9.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.4 Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Sub and the Company and, when amended on or after the Closing, by Parent, the Company and Holders’ Representative. For purposes of this Section 9.4, the Holders and Management Carveout Plan Participants have agreed pursuant to the Letters of Transmittal, Note Termination Agreements and/or Management Carveout Plan Participant Agreement that any amendment of this Agreement consented to by Holders’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.

Section 9.5 Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.

Section 9.6 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, the Confidentiality Agreement and the Transaction Agreements contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Confidentiality Agreement and Transaction Agreements). Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the Parties shall have any further Liability or obligation thereunder.

Section 9.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except that after the Effective Time, Parent Indemnified Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Parent Indemnified Persons. For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement.

Section 9.8 Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.

Section 9.9 Specific Performance. The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Merger to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. Each of the Parties further agree that in the event of any action for specific performance relating to this Agreement or the Merger, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.

Section 9.10 Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Merger shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.

Section 9.11 Costs and Expenses. Except as otherwise specified herein, whether or not the Merger is consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Merger.

Section 9.12 Time of Essence. The Parties acknowledge that the Outside Date specified in Section 7.1.2 is essential so no Party wishing to terminate this Agreement in accordance with Section 7.1 shall be required to extend the Outside Date to allow any other Party to satisfy any condition or perform any obligation under this Agreement.

Section 9.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by facsimile or by email of a PDF of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by facsimile or other electronic means shall be deemed to be an original signature for any purpose.

Section 9.14 Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.

Section 9.15 Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Merger, each of the Parties (a) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent that such court does not accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.15, (c) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.2. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 9.16 JURY TRIAL. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNDER THE PROFESSIONAL ADVICE OF COUNSEL WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR THE MERGER BETWEEN ANY OF THE PARTIES.

Section 9.17 Representation of the Holders and Affiliates. Each of Parent, Merger Sub and the Surviving Corporation, for itself and its applicable Affiliates and each of their respective current, former and future officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Releasees”), hereby irrevocably acknowledges and agrees that as to all communications pertaining to the Holders and their counsel, including Foley Hoag LLP, made in connection with the negotiation, preparation, execution and delivery of this Agreement or relating to the process for the sale of the Company by the Holders, the attorney-client privilege belongs to the Holders and shall not pass to or be claimed or sought to be obtained through any process by Parent or the Surviving Corporation, or any Person purporting to act on behalf of or through Parent or the Surviving Corporation; provided, however, that applicable communications between the Company and its legal counsel, in each case that were not made in connection with the negotiation, preparation, execution and delivery of this Agreement or that do not relate to the process for the sale of the Company by the Holders shall pass to the Surviving Corporation. From and after the Closing, each of Parent and the Surviving Corporation, on behalf of itself and its applicable Releasees, waives and will not assert any attorney-client privilege with respect to any communication between Foley Hoag LLP and the Company or any Holders occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby. Parent hereby agrees, on its own behalf and on behalf of its applicable Releasees, that Foley Hoag LLP may serve as counsel to each and any Holder, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, deliver and performance of this Agreement and the transactions contemplated hereby and that, following the consummation of the transactions contemplated hereby, Foley Hoag LLP may serve as counsel to each and any Holder in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement notwithstanding such representation or any continued representation of the Surviving Corporation or in connection with any other matter relating to the process for the sale of the Company by the Holders. Each of Parent, Merger Sub and the Company hereby consents to and irrevocably waives any conflicts that may arise in connection with such representation.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

INVITAE CORPORATION
By:	/s/ Lee Bendekgey
Name: Lee Bendekgey
Title: Chief Operating Officer
BUENO MERGER SUB, INC.
By:	/s/ Lee Bendekgey
Name: Lee Bendekgey
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

GOOD START GENETICS, INC.
By:	/s/ Jeffrey Luber
Name: Jeffrey Luber
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NOTEHOLDERS:
SAFEGUARD SCIENTIFICS (DELAWARE), INC.
By:	/s/ Brian J. Sisko
Name: Brian J. Sisko
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NOTEHOLDERS:
ORBIMED PRIVATE INVESTMENTS III, L.P.
By:	OrbiMed Capital GP III LLC, its General Partner

By:	OrbiMed Advisors LLC, its Managing Member
By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NOTEHOLDERS:
ORBIMED ASSOCIATES III, L.P.
By:	OrbiMed Advisors LLC, its General Partner
By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NOTEHOLDERS:
By:	/s/ Robert J. Carpenter
Name: Robert J. Carpenter

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NOTEHOLDERS:
By:	/s/ Gregory Porreca
Name: Gregory Porreca

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NOTEHOLDERS:
By:	/s/ Jeffrey Luber
Name: Jeffrey Luber

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

NOTEHOLDERS:
By:	/s/ Marc Jones
Name: Marc Jones

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Jeffrey Luber
Name: Jeffrey Luber

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Marc Jones
Name: Marc Jones

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Greg Porreca
Name: Greg Porreca

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Jim Frontero
Name: Jim Frontero

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Dave McManus
Name: Dave McManus

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Marc Beer
Name: Marc Beer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Charlie Wagner
Name: Charlie Wagner

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Robert Carpenter
Name: Robert Carpenter

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

MANAGEMENT CARVEOUT PLAN PARTICIPANTS:

By:	/s/ Paris Wallace
Name: Paris Wallace

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

HOLDERS’ REPRESENTATIVE:

ORBIMED PRIVATE INVESTMENTS III, L.P.

By: OrbiMed Capital GP III LLC, its General Partner

By: OrbiMed Advisors LLC, its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

[Signature Page to Agreement and Plan of Merger]